Exhibit 10.4

$125,000,000
LETTER OF CREDIT AND TERM LOAN AGREEMENT
Dated as of November 6, 2006
among
CHICAGO BRIDGE & IRON COMPANY N.V.,
and
CHICAGO BRIDGE & IRON COMPANY (DELAWARE),
CBI SERVICES, INC.,
CB&I CONSTRUCTORS, INC.,
and
CB&I TYLER COMPANY,
as Co-Obligors
BANK OF AMERICA, N.A.,
as Administrative Agent
BANK OF AMERICA, N.A.,
as a Letter of Credit Issuer
JPMORGAN CHASE BANK, N.A.,
as a Letter of Credit Issuer and Joint Book Manager
and
The Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC
Sole Lead Arranger and Joint Book Manager

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

-iv-

(Continued)

-v-

(Continued)

SCHEDULES
A	Information Relating to Lenders
B	Interest on Credit-Linked Deposits; Applicable Rates
1.01-1	Alternative Currencies
1.01-2	Existing Credits
2.01	Credit-Linked Deposits and Pro Rata Shares
5.04	Organization and Ownership Shares of Subsidiaries; Affiliates
5.05	Financial Statements
5.08	Litigation
5.15	Existing Debt; Future Liens
7.03	Liens
7.10	Permitted Investments
7.11(h)	Permitted Existing Contingent Obligations
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Request for Credit Extension
B	Assignment and Assumption
C-1	Opinion of Internal Counsel to the Company
C-2	Opinion of Thelen Reid & Priest LLP
C-3	Opinion of Netherlands Counsel to the Company
C-4	Opinion of Morrison & Foerster LLP
C-5	Opinion of Internal Counsel to the Administrative Agent
C-6	Opinion of Special Counsel to the Lenders
D	Credit-Linked Note
E	Request for Term Loans
F	Term Note
G	Subsidiary Guaranty
H-1	LOC Application and Agreement (Bank of America)
H-2	LOC Application and Agreement (JPMorgan Chase Bank)
I	Money Market Account Agreement
J	Parent Guaranty
K	Allocation Agreement

-vi-

LETTER OF CREDIT AND TERM LOAN AGREEMENT
     This LETTER OF CREDIT AND TERM LOAN AGREEMENT (“Agreement”) is entered into as of November 6, 2006, among CHICAGO BRIDGE & IRON COMPANY N.V., a corporation organized under the laws of The Kingdom of the Netherlands (the “Company”), on behalf of itself and as Co-Obligors’ Agent, and CHICAGO BRIDGE & IRON COMPANY (DELAWARE), a Delaware corporation, CBI SERVICES, INC., a Delaware corporation, CB&I CONSTRUCTORS, INC., a Texas corporation, and CB&I TYLER COMPANY, a Delaware corporation (each of the foregoing being a Wholly-Owned Subsidiary of the Company and hereinafter referred to individually as a “Co-Obligor” and collectively the “Co-Obligors”), BANK OF AMERICA, N.A., and JPMORGAN CHASE BANK, N.A., as issuers of letters of credit (each an “L/C Issuer” and collectively, the “L/C Issuers”), the financial institutions having a Credit-Linked Deposit set forth opposite their names on Schedule 2.01 hereto under the heading “Credit-Linked Deposit” (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.
RECITALS
     WHEREAS, the Company and the Co-Obligors have requested that the L/C Issuers and the Lenders provide a letter of credit facility to the Co-Obligors, and the L/C Issuers and the Lenders are willing to do so on the terms and conditions set forth herein;
     WHEREAS, the Company and Subsidiary Guarantors (as hereinafter defined) have agreed to guarantee the obligations of the Co-Obligors and the Company hereunder and under the other Credit Documents;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “2005 Form 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the Securities and Exchange Commission.
     “Adjusted Indebtedness” of a Person means, without duplication, such Person’s Indebtedness but excluding obligations with respect to (i) the undrawn portion of any Performance Letters of Credit, bank guarantees supporting obligations comparable to those supported by Performance Letters of Credit and all reimbursement agreements related thereto, (ii) liabilities of such Person or any of its Subsidiaries under any sale and leaseback transaction which do not create a liability on the consolidated balance sheet of such Person and (iii) payment or other obligations to Praxair or its Affiliates in respect of employee benefits under the Employee Benefits Disaffiliation Agreement dated January 1, 1997, between Chicago Bridge & Iron Company and Praxair, as amended from time to time.
8 Year Series C Letter of Credit and Term Loan Agreement

     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time specify by notice to the Co-Obligors’ Agent, the L/C Issuers and the Lenders.
     “Advance” means, with respect to each Lender, such Lender’s funding of its participation in any Borrowing (other than Term Loans) in accordance with its Pro Rata Share.
     “Affiliate” means, at any time, (a) with respect to the Company and each of its Subsidiaries, any Person (other than the Company and each of its Subsidiaries) that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Company, (b) with respect to any Person (other than the Company and each of its Subsidiaries), any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (c) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary of the Company or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
     “Agreement” means this Letter of Credit and Term Loan Agreement.
     “Allocated Agreements” means, collectively, the Five Year Series A LOC Agreement, the Five Year Series B LOC Agreement and any Other Allocated Agreement.
     “Allocated Letter of Credit” has the meaning specified in Section 2.01(b)(v).
     “Allocated Share” has the meaning specified in Section 2.01(b)(v).
     “Allocation” has the meaning specified in the Allocation Agreement, and “Allocated” has a correlative meaning.
     “Allocation Agreement” has the meaning specified in Section 2.01(b)(v).
     “Alternative Currency” means each of the currencies of the countries specified on Schedule 1.01-1 and any other currency in which a Credit is to be issued (other than Dollars) of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe that is acceptable to the applicable L/C Issuer.
     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as
8 Year Series C Letter of Credit and Term Loan Agreement

determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
     “Alternative Currency Reserve” means at any time the Dollar amount equal to 5% of the Outstanding Amount of all Credit Obligations denominated in Alternative Currencies.
     “Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
     “Applicable Rate” has the meaning set forth on Schedule B annexed hereto.
     “Applicable Time” means, with respect to any Credit issuances and payments in Alternative Currencies, the local times in the place of settlement for such Alternative Currencies as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Arranger” means BAS, in its capacity as sole lead arranger.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit B or any other form approved of by the Administrative Agent and the Company.
     “Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.
     “Authorized Representative” means any employee of the Co-Obligors’ Agent or any Co-Obligor involved principally in the financial administration, controllership or treasury function of the Co-Obligors’ Agent or any Co-Obligor who is authorized or designated as an Authorized Representative, as evidenced by the certificate delivered pursuant to Section 4.01(a)(ii)(B) or from time to time by a certificate delivered by a Senior Financial Officer of the Co-Obligors’ Agent or any Co-Obligor to the Administrative Agent in form and substance satisfactory to it.
     “Auto-Extension Credit” has the meaning specified in Section 2.01(b)(ii).
     “Bank of America” means Bank of America, N.A. and its successors.
     “BAS” means Banc of America Securities LLC.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing
8 Year Series C Letter of Credit and Term Loan Agreement

some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated by the SEC under the Securities Exchange Act.
     “BAS/BofA Fee Letter” has the meaning specified in Section 2.05(d).
     “Borrowing” means, without duplication, an extension of credit resulting from a drawing under any Credit which has not been reimbursed on the date when made, including the making of Advances, or the making of Term Loans, as the context may require.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Charlotte, North Carolina, or the state where the Administrative Agent’s Office is located, and, if such day relates to the Credit-Linked Deposit Account or any LIBO Rate Term Loan or LIBO Rate Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Lease” of a Person means, at any time, a lease of property with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Collateral” has the meaning specified in Section 2.02.
     “Cash Collateralization Date” means any date on which any of the Co-Obligors delivers Cash Collateral to the Administrative Agent pursuant to this Agreement.
     “Cash Collateralize” has the meaning specified in Section 2.02.
     “Change of Control Event” means, the (i) acquisition through purchase or otherwise by any Person, or group of Persons acting in concert, directly or indirectly, in one or more transactions, of Beneficial Ownership or control of securities representing more than 20% of the combined voting power of the Company’s Voting Stock (including the agreement to act in concert by Persons, who beneficially own or control securities representing more than 20% of the combined voting power of the Company’s Voting Stock), (ii) entering into by the Company of a written agreement providing for or contemplating an acquisition described in clause (i) hereof, or (iii) the failure at any time of Company to directly or indirectly beneficially own and control 100% of the issued and outstanding share of Capital Stock of the Co-Obligors.
8 Year Series C Letter of Credit and Term Loan Agreement

     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the U.S. Internal Revenue Code of 1986.
     “Company” has the meaning specified in the introductory paragraph hereto.
     “Company Materials” has the meaning specified in Section 6.01.
     “Confidential Information” has the meaning specified in Section 10.07.
     “Consolidated Fixed Charges” means, for any period, the sum of (i) Consolidated Long-Term Lease Rentals for such period and (ii) consolidated interest expense of the Company and its Subsidiaries (including capitalized interest and the interest component of Capital Leases) for such period.
     “Consolidated Long-Term Lease Rentals” means, for any period, the sum of the minimum amount of rental and other obligations of the Company and its Subsidiaries required to be paid during such period under all leases of real or personal property (other than Capital Leases) having a term (including any required renewals or extensions or any renewals or extensions at the option of the lessor or lessee) of one year or more after the commencement of the initial term, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Income” means, for any period, the net income (or deficit) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding in any event (a) any extraordinary gain or loss (net of any tax effect) and (b) net earnings of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions.
     “Consolidated Net Income Available for Fixed Charges” means, for any period, Consolidated Net Income plus, to the extent deducted in determining such Consolidated Net Income, (i) provisions for income taxes and (ii) Consolidated Fixed Charges.
     “Consolidated Net Worth” means, at a particular date, all amounts which would be included under shareholders’ or members’ equity on the consolidated balance sheet for the Company and its consolidated Subsidiaries plus any preferred stock of the Company to the extent that it has not been redeemed for indebtedness, as determined in accordance with GAAP.
     “Consolidated Total Assets” means, as of any date, the assets and properties of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.
     “Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that
8 Year Series C Letter of Credit and Term Loan Agreement

Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.
     “Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument (including, without limitation, the Existing Note Purchase Agreement), in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.
     “Co-Obligor” has the meaning specified in the introductory paragraph hereto.
     “Co-Obligors’ Agent” means the Company pursuant to the appointment made by the Co-Obligors in Section 2.10.
     “Credit” means any standby letter of credit issued or outstanding hereunder that is a Permitted Credit and shall include the Existing Credits and Allocated Shares of Allocated Letters of Credit.
     “Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of October 13, 2006, among the Company, the Subsidiaries party thereto, the financial institutions party thereto, and JPMorgan Chase Bank N.A., as Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time, or a refinancing or replacement thereof.
     “Credit Documents” means this Agreement, the Guaranties, the Fronting Fee Letters, the BAS/BofA Fee Letter, any Allocation Agreement, each Request for Credit Extension, each L/C Issuer Document, each Request for Term Loans, each Credit-Linked Note and each Term Note and each other document, instrument or agreement from time to time executed by the Company or any of its Subsidiaries, or any secretary, assistant secretary, Responsible Officer or Authorized Representative thereof and delivered in connection with this Agreement.
     “Credit Expiration Date” means the day that is ten Business Days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
     “Credit Extension” means, (a) with respect to any Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof, the execution of an Allocation Agreement with respect to an Allocated Letter of Credit or delivery of an Initial Allocation Notice, Issuance Allocation Notice or Reallocation Notice (as each such term is
8 Year Series C Letter of Credit and Term Loan Agreement

defined in the applicable Allocation Agreement) (except where the amount allocated to this Agreement is reduced pursuant to a Reallocation Notice) or deeming any Existing Credits to be issued and outstanding hereunder on the Closing Date and (b) the making of any Term Loans.
     “Credit-Linked Deposit” shall have the meaning specified in Section 2.01(c)(ii).
     “Credit-Linked Deposit Account” shall mean the deposit account established by the Administrative Agent in its name and under its sole and exclusive control maintained at the office of Bank of America at its main office in Charlotte, North Carolina, designated as the “Bank of America NA as Agent ChicagoBridge&Iron CLN3-$125MM” that shall be used solely for the purposes set forth in Sections 2.01(c)(ii) and in Section 2.03(b)(iii), or such successor account established pursuant to Section 10.17 of this Agreement.
     “Credit-Linked Note” has the meaning specified in Section 2.07(b).
     “Credit Obligations” means, without duplication, as at any date of determination, the aggregate amount available to be drawn under all outstanding Credits plus the aggregate of all Unreimbursed Amounts in respect of any Credits, including all outstanding Borrowings arising from any Credits, plus the aggregate amount of the Term Loans. For all purposes of this Agreement, if on any date of determination a Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or the applicable provisions of the UCP), such Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Credit Parties” means, collectively, the Company, the Co-Obligors and the Subsidiary Guarantors.
     “Credit Rating Downgrade Event” has the meaning specified in Section 10.17(a)(i).
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” means 2% per annum.
     “Deposit Account Interest Non-Payment Event” has the meaning specified in Section 10.17(a)(ii).
     “Disclosure Documents” has the meaning specified in Section 5.03.
     “Disposition” has the meaning specified in Section 7.02(c).
8 Year Series C Letter of Credit and Term Loan Agreement

     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatory redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date.
     “Dollar” and “$” means lawful money of the United States.
     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
     “EBIT” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with GAAP, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) any other non-recurring non-cash charges (excluding any such non-cash charges to the extent any such non-cash charge becomes, or is expected to become, a cash charge in a later period) to the extent deducted in computing Net Income, plus (v) extraordinary losses incurred other than in the ordinary course of business to the extent deducted in computing Net Income, minus (vi) any non-recurring non-cash credits to the extent added in computing Net Income, minus (vii) extraordinary gains realized other than in the ordinary course of business to the extent added in computing Net Income.
     “EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with GAAP, of (i) EBIT plus (ii) depreciation expense to the extent deducted in computing Net Income, plus (iii) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income.
     “Eligible Assignee” means any Institutional Investor.
     “Environmental Laws” means any and all Laws relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.
     “ERISA” means the U.S. Employee Retirement Income Security Act of 1974.
8 Year Series C Letter of Credit and Term Loan Agreement

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.
     “Escalating Credit” means a Credit which provides for a stated amount that increases from time to time in accordance with its terms.
     “Event of Default” has the meaning specified in Section 8.01.
     “Executive Equity Repurchase Payment” means the amount of the payment, if any, up to but not exceeding $36,500,000 made by the Company to fulfill its contractual obligation to honor the exercise by a former executive of the Company of a put to the Company of common shares of the Company on or before January 30, 2007 at a per share price equal to the average of the high and low share price on the date the put exercise notice is received by the Company.
     “Existing Credits” means the standby letters of credit listed on Schedule 1.01-2.
     “Existing Note Purchase Agreement” means that certain Note Purchase Agreement dated as of July 1, 2001 with respect to the 7.34% Senior Notes due July 15, 2007 by and among the Company, the Co-Obligors and the purchasers party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Facility Fee” has the meaning specified in Section 2.05(a).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Five Year Series A LOC Agreement” means that certain $50,000,000 Letter of Credit and Term Loan Agreement dated as of the date hereof, among Company, Co-Obligors, the L/C Issuers and the purchasers listed on the signature pages thereto as lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Five Year Series B LOC Agreement” means that certain $100,000,000 Letter of Credit and Term Loan Agreement dated as of the date hereof, among Company, Co-Obligors, the L/C Issuers and the purchasers listed on the signature pages thereto as lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Fixed Charge Coverage Ratio” has the meaning specified in Section 7.05.
     “Foreign Lender” has the meaning specified in Section 10.22(a).
8 Year Series C Letter of Credit and Term Loan Agreement

     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fronting Fee” has the meaning specified in Section 2.05(b).
     “Fronting Fee Letters” has the meaning specified in Section 2.05(b).
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means
          (a) the government of
               (i) the United States of America or any state or other political subdivision thereof, or
               (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
          (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guaranties” means the Parent Guaranty and the Subsidiary Guaranty.
     “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).
8 Year Series C Letter of Credit and Term Loan Agreement

     “Hedging Arrangements” is defined in the definition of Hedging Obligations below.
     “Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Arrangements”), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.
     “Incentive Arrangements” means any stock ownership, restricted stock, stock option, stock appreciation rights, “phantom” stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with the retention of executives, officers or employees of the Company and its Subsidiaries.
     “Indebtedness” means, as to any Person at any date, without duplication, the following: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person as lessee under Capital Leases; (d) such Person’s Contingent Obligations; (e) all payment or reimbursement obligations due and payable under a surety bond, performance bond, bank guaranty, letter of credit or similar instrument, in each case, issued or provided by a third party on behalf of such Person or any of its Subsidiaries to another third party of up to a maximum amount of money that is quantified in such instrument in advance; (f) such Person’s Off-Balance Sheet Liabilities; (g) such Person’s Disqualified Stock; (h) all Indebtedness described in any of clauses (a) through (g) above of others Guaranteed by such Person.
     “Indemnified Liabilities” has the meaning specified in Section 10.04.
     “Indemnified Taxes” has the meaning specified in Section 3.01(a).
     “Indemnitees” has the meaning specified in Section 10.04.
     “INHAM Exemption” has the meaning specified in Section 10.09(b)(v).
     “Institutional Investor” means (a) any original Lender, (b) any Lender holding more than 5% of the Credit-Linked Deposits and/or Credit Obligations then outstanding, and (c) any bank, trust company, savings and loans association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.
     “Interest Expense” means, for any period, the total gross interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued, including, without duplication, the interest component of Capital Leases, commitment and letter of credit fees, the discount or
8 Year Series C Letter of Credit and Term Loan Agreement

implied interest component of Off-Balance Sheet Liabilities, capitalized interest expense, pay-in-kind interest expense, amortization of debt documents and net payments (if any) pursuant to Hedging Arrangements relating to interest rate protection, all as determined in conformity with GAAP.
     “Interest Period” means, (a) as to the Credit-Linked Deposits, (x) initially, the period commencing on the date such Credit-Linked Deposit is made and ending on January 8, 2007, and (y) thereafter each three month period thereafter commencing on the last day of the immediately preceding Interest Period and ending on the date three months thereafter; (b) as to Advances and Term Loans, (x) with respect to the initial Interest Period for such Advance or Term Loan, the period commencing on the date any such Advance or Term Loan is disbursed (except that in respect of Term Loans made from the proceeds of the Credit-Linked Deposits pursuant to Sections 2.03(b)(i)(A) or (B), the Interest Period shall be deemed to commence on the same day as the Interest Period commencement date for the Credit-Linked Deposits, and in respect of Term Loans made through the conversion of Advances pursuant to Section 2.03(b)(i)(C), the Interest Period shall be deemed to commence on the same day as the Interest Period commencement date for the Credit-Linked Deposits, if any, on the date of such conversion) and ending on the same day as the Interest Period ending date for the Credit-Linked Deposits, and (y) thereafter, each three month period commencing on the last day of the immediately preceding Interest Period and ending on the date three months thereafter; provided that:
          (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
          (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
          (iii) no Interest Period shall extend beyond the Maturity Date; and
          (iv) the duration of the final Interest Period as to the Credit-Linked Deposits shall be determined as provided in the Money Market Account Agreement;
provided further that after the occurrence and during the continuance of an Event of Default the Required Lenders, acting through the Administrative Agent, may designate one or more Interest Periods for the Advances and/or the Term Loans which are shorter than that set forth above, such designation to be effective after the last day of the applicable existing Interest Period.
     “Investments” means all investments made, in cash or by delivery of property, directly or indirectly, in any Person, whether by acquisition of shares of Capital Stock, Indebtedness or other obligations or securities or by loan, guaranty, advance, capital contribution or otherwise.
     “IRS” means the United States Internal Revenue Service.
8 Year Series C Letter of Credit and Term Loan Agreement

     “ISP” means, with respect to any Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuance Limits” has the meaning specified in Section 2.01(a)(i).
     “JPM” means JPMorgan Chase Bank, N.A., a national banking association.
     “Judgment Currency” has the meaning specified in Section 10.16.
     “Laws” means, collectively, all international, foreign, federal, state and local statutes, laws, treaties, rules, orders, guidelines, regulations, ordinances, governmental restrictions, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, decrees, concessions, grants, franchises, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Issuer” and “L/C Issuers” have the meaning specified in the introductory paragraph hereto.
     “L/C Issuer Documents” means with respect to any Credit issued by an L/C Issuer, such Credit, any applications for issuance or amendment (including any LOC Application and Agreement) of such Credit, and any other document, agreement and instrument entered into by any L/C Issuer and any Co-Obligor or the Co-Obligors’ Agent in its capacity as agent for the Co-Obligors (or any Subsidiary or other Affiliate of the Company) or in favor of any L/C Issuer and relating to any such Credit, including any of the L/C Issuer’s standard form documents for issuances and amendments of letters of credit and guarantees or other similar undertakings.
     “L/C Issuer Sublimit” means, $81,250,000 with respect to Bank of America, and $81,250,000, with respect to JPM.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender specified opposite such Lender’s name on Schedule A, or such other office or offices as a Lender may from time to time notify the Co-Obligors’ Agent and the Administrative Agent.
     “Leverage Ratio” has the meaning specified in Section 7.04.
     “LIBO Rate” means for any Interest Period:
     (a) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period,
8 Year Series C Letter of Credit and Term Loan Agreement

for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or
     (b) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Total Credit-Linked Deposit or the average amount of the Advances of the Lenders or LIBO Rate Term Loans, as applicable, being made or continued and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period;
provided that for the initial Interest Period hereunder ending January 8, 2007 and the final Interest Period as to the Credit-Linked Deposits, the rate per annum shall be determined by the Administrative Agent as provided in clause (a) or (b) above, as applicable, based upon the assumption at the date of determination that such Interest Period will end on the date three months after the start thereof (taking into account the conventions set forth in clauses (i) and (ii) in the definition of “Interest Period” herein).
     “LIBO Rate Term Loans” means Term Loans bearing interest based on the LIBO Rate.
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
     “LOC Agreements” collectively, means this Agreement, the Five Year Series A LOC Agreement, the Five Year Series B LOC Agreement, any Other Allocated Agreement and any other letter of credit and term loan agreement among the Company and certain of its Subsidiaries as co-obligors, Bank of America and/or JPM, as administrative agent and/or as letter of credit issuer(s), and the lenders party thereto. For the avoidance of doubt, the Credit Agreement does not constitute an LOC Agreement for purposes of this definition.
     “LOC Application and Agreement” has the meaning specified in Section 2.01(b)(i).
     “Long-Term Debt” has the meaning specified in Section 10.17(a).
     “margin stock” has the meaning specified in Section 5.14.
     “Material” or “Materially” means material or materially, as applicable, in relation to the business, operations, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole, or (b) the collective ability of the Company, the Co-Obligors and the Subsidiary Guarantors, taken as a whole, to perform their obligations under this Agreement,
8 Year Series C Letter of Credit and Term Loan Agreement

the Credit-Linked Notes, the Term Notes, and the other Credit Documents or (c) the enforceability of the obligations of the Company, the Co-Obligors and the Subsidiary Guarantors under the Credit Documents.
     “Material Indebtedness” has the meaning specified in Section 8.01(f).
     “Maturity Date” means (a) November 6, 2014, or (b) such earlier date upon which the obligations of the L/C Issuers and the Lenders to make Credit Extensions may be terminated in accordance with the terms hereof.
     “Maximum Rate” has the meaning specified in Section 10.18.
     “Memorandum” has the meaning specified in Section 5.03.
     “Moody’s” means Moody’s Investors Service, Inc., or any successor thereto that is a nationally-recognized rating agency.
     “Money Market Account Agreement” means the Money Market Account Agreement between the Administrative Agent and Bank of America, as depository, substantially in the form of Exhibit I attached hereto, concerning the Credit-Linked Deposit Account.
     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
     “NAIC Annual Statement” has the meaning specified in Section 10.09(b)(i).
     “Net Cash Proceeds” means, with respect to any Disposition or Sale and Leaseback Transaction by any Person, (a) cash or cash equivalents (freely convertible into Dollars) received by such Person or any Subsidiary of such Person from such Disposition or Sale and Leaseback Transaction (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Disposition or Sale and Leaseback Transaction), after (i) provision for all income or other taxes measured by or resulting from such Disposition or Sale and Leaseback Transaction, (ii) payment of all brokerage commissions and other fees and expenses and commissions related to such Disposition or Sale and Leaseback Transaction, and (iii) all amounts used to repay Indebtedness (and any premium or penalty thereon) secured by a Lien on any asset disposed of in such Disposition or Sale and Leaseback Transaction or which is or may be required (by the express terms of the instrument governing such Indebtedness or by applicable law) to be repaid in connection with such Disposition or Sale and Leaseback Transaction (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness); and (b) cash or cash equivalents payments in respect of any other consideration received by such Person or any Subsidiary of such Person from such Disposition or Sale and Leaseback Transaction upon receipt of such cash payments by such Person or such Subsidiary.
     “Net Income” means, for any period, the net earnings (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.
8 Year Series C Letter of Credit and Term Loan Agreement

     “New Account” has the meaning specified in Section 10.17(b)(i).
     “New Depository Bank” has the meaning specified in Section 10.17(b)(i).
     “Non-Extension Notice Date” has the meaning specified in Section 2.01(b)(ii).
     “Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic lease” or “tax ownership operating lease” transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.
     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
     “Other Allocated Agreements” means any other letter of credit facilities for the Company under which Bank of America or JPM is an issuer of letters of credit and which is the subject of an Allocation Agreement substantially in the form of Exhibit K with respect to letters of credit issued or to be issued by Bank of America or JPM. For the avoidance of doubt, the Credit Agreement does not constitute an Other Allocated Agreement.
     “Other Taxes” has the meaning specified in Section 3.01(b).
     “Outstanding Amount” means, with respect to any Credit Obligations on any date, the Dollar Equivalent amount of the outstanding amount of such Credit Obligations on such date after giving effect to any Credit Extension occurring on such date and any other changes in the aggregate amount of the Credit Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Credits or any reductions in the maximum amount available for drawing under Credits taking effect on such date. Without limiting the provisions of Section 1.06, for avoidance of doubt, the portion of the Credit Obligations in respect of the undrawn stated amount of any Escalating Credits shall be deemed to be the maximum aggregate amount available to be drawn under such Escalating Credits (after giving effect to all increases).
     “Overnight Rate” means, for any day, (a) the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or any L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent or any L/C Issuer, as applicable, in the applicable interbank market for such currency to major banks in such interbank market.
8 Year Series C Letter of Credit and Term Loan Agreement

     “Parent Guaranty” means the Parent Guaranty executed and delivered by the Company on the Closing Date, substantially in the form of Exhibit J annexed hereto.
     “Participant” has the meaning specified in Section 10.06(d).
     “Participation” has the meaning specified in Section 2.01(c)(ii).
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
     “Performance Letter of Credit” means a letter of credit issued to secure ordinary course performance obligations of the Company or a Subsidiary in connection with active construction projects (including projects about to be commenced) or bids for prospective construction projects.
     “Permitted Credit” means a standby Credit used directly or indirectly to cover a default in (a) the performance of any non-financial or commercial obligations of the Company or any Subsidiary or other Affiliate under specific contracts, including a Credit issued in favor of a bank or other surety who in connection therewith issues a guarantee or similar undertaking, performance bond, surety bond or other similar instrument that covers a default in the performance of any non-financial or commercial obligations under specific contract, or (b) the payment of any financial obligation of the Company or any Subsidiary or other Affiliate.
     “Permitted Liens” has the meaning specified in Section 7.03.
     “Permitted Sale and Leaseback Transaction” means (i) any Sale and Leaseback Transaction of the Company’s administrative headquarters facility in Woodlands, Texas and (ii) any Sale and Leaseback Transaction of all or any portion of the Company’s other property, in each case on terms acceptable to the Administrative Agent and only to the extent that the aggregate amount of Net Cash Proceeds from all such Permitted Sale and Leaseback Transactions is less than or equal to $50,000,000 and (b) any Sale and Leaseback Transaction of the Company’s facility in Plainfield, Illinois.
     “Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority or other legal entity.
     “Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
     “Platform” has the meaning specified in Section 6.01(h).
     “Praxair” means Praxair Inc., a Delaware corporation.
8 Year Series C Letter of Credit and Term Loan Agreement

     “Prepayment Premium” shall mean in connection with any prepayment of
     Advances, Term Loans or reduction of the available amount of the Total Credit-Linked Deposit an amount equal to the applicable percentage of the principal amount of the Advances, Term Loans or Total Credit-Linked Deposit so prepaid or reduced as follows: (i) on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, three and one-half percent (3.5%), (ii) on or after the fourth anniversary of the Closing Date and prior to the fifth anniversary of the Closing Date, three percent (3.0%), (iii) on or after the fifth anniversary of the Closing Date and prior to the sixth anniversary of the Closing Date, two and one-quarter percent (2.25%), and (iv) on or after the sixth anniversary of the Closing Date, zero percent (0.0%).
     “Priority Debt” means, as of any date, the sum (without duplication) of (A) Adjusted Indebtedness of the Company and any Subsidiary secured by Liens not otherwise permitted by Sections 7.03(a) through (h) and (B) Adjusted Indebtedness of a Subsidiary that is not permitted by Sections 7.11(a) through (h).
     “Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Credit-Linked Deposit of such Lender at such time and the denominator of which is the amount of the Total Credit-Linked Deposit; provided that if the obligations of the L/C Issuers to make Credit Extensions have been terminated pursuant to Section 8.02(a), the numerator of such fraction shall be such Lender’s Outstanding Amount of all Credit Obligations at such time, and the denominator shall be the Outstanding Amount of all Credit Obligations of all Lenders at such time (with the aggregate amount of any Lender’s risk participation and funded participation in Credit Obligations being deemed “held” by such Lender for purposes of this definition). The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, existing or inchoate.
     “PTE” has the meaning specified in Section 10.09(b)(i).
     “QPAM Exemption” has the meaning specified in Section 10.09(b)(iv).
     “Receivable(s)” means and includes all of the Company’s and its consolidated Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Company or its Subsidiaries, as applicable, to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.
     “Register” has the meaning specified in Section 10.06(c).
     “Reimbursement Date” has the meaning specified in Section 2.01(c)(i).
8 Year Series C Letter of Credit and Term Loan Agreement

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Replacement Lender” has the meaning specified in Section 3.07.
     “Request for Credit Extension” means a request for the issuance or amendment of a Credit by an L/C Issuer pursuant to a Request for Credit Extension substantially in the form of Exhibit A, with such changes thereto as the Administrative Agent or the L/C Issuers may from time to time approve.
     “Request for Term Loans” means a request for the making of Term Loans from the proceeds of Credit-Linked Deposits, substantially in the form of Exhibit E.
     “Required Lenders” means, as of any date of determination, Lenders having Pro Rata Shares aggregating more than 50%.
     “Required Notice” has the meaning specified in Section 10.17(b).
     “Responsible Officer” means any Senior Financial Officer, or any other officer of a Credit Party with responsibility for the administration of the relevant portion of this Agreement.
     “Revaluation Date” means each of the following: (a) each date of issuance of a Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Credit having the effect of increasing the amount thereof having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by any L/C Issuer under any Credit denominated in an Alternative Currency, (d) in the case of each Existing Credit denominated in an Alternative Currency, November 6, 2006, (e) each date of any Borrowing hereunder, and (f) such additional dates as the Administrative Agent or any L/C Issuer shall reasonably determine or as the Administrative Agent, at the direction of the Required Lenders, shall reasonably specify, which additional dates shall occur no less frequently than once a month.
     “S&P” means Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, or any successor thereto that is a nationally-recognized rating agency.
     “Sale and Leaseback Transaction” means any lease, whether an operating lease or a Capital Lease, of any property (whether real or personal or mixed), (i) which the Company or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which the Company or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Company or one of its Subsidiaries to any other Person in connection with such lease.
     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of
8 Year Series C Letter of Credit and Term Loan Agreement

disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Second Quarter Form 10-Q” means the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 as filed with the SEC.
     “Securities Account” has the meaning specified in Section 10.17(b)(ii).
     “Securities Act” means the Securities Act of 1933.
     “Securities Exchange Act” means Securities Exchange Act of 1934.
     “Securities Intermediary” has the meaning specified in Section 10.17(b)(ii).
     “Security” or “Securities” has the meaning specified in Section 2(l) of the Securities Act.
     “Senior Financial Officer” means any managing director, the chief financial officer, principal accounting officer, treasurer or controller of a Credit Party.
     “Senior Responsible Officer” means any Senior Financial Officer and any of the President, any Executive Vice President, any Senior Vice President or any Principal Vice President of a Credit Party.
     “Solvent”, with respect to any Person, means that as of the date of determination both (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Source” has the meaning specified in Section 10.09(b).
     “Spot Rate” for a currency means the rate determined by the Administrative Agent or applicable L/C Issuer, as may be the case, to be the rate quoted by such Person acting in such capacity, as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C
8 Year Series C Letter of Credit and Term Loan Agreement

Issuer if it does not have as of the date of determination a spot buying rate for any such currency; and provided further that an L/C Issuer may use such spot rate on the date as of which the foreign exchange is made in the case of any Credit denominated in an Alternative Currency.
     “Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
     “Subsidiary Guarantor” any Subsidiary of the Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to Section 6.12.
     “Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with Section 6.12, substantially in the form of Exhibit G annexed hereto.
     “Tax Form” shall mean the forms, certificates and other documentation in Section 10.22, and any other form, certificate, or other documentation that (i) is reasonably requested in writing by the Co-Obligors’ Agent, which written request shall be accompanied by copies of all relevant documentation and instructions, and if applicable English translations of the same, (ii) the Administrative Agent, such L/C Issuer or such Lender, as the case may be, is legally entitled to deliver, (iii) is required to be provided under applicable Law to avoid or reduce Taxes with respect to payments under any Credit Document, and (iv) does not require the disclosure of information that the Administrative Agent, such L/C Issuer or such Lender, as the case may be and in each case in its reasonable discretion, deems to be confidential or proprietary (provided that the parties hereby agree that the information required to be provided on IRS Forms W-8BEN, W-8ECI and W-9 is not and shall not be deemed to be confidential and proprietary).
     “Taxes” means all present or future taxes (whether income, documentary, sales, stamp registration, issue, capital, property, excise or otherwise), duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.
     “Term Loan Issuance Date” has the meaning specified in Section 2.03(b)(iii).
     “Term Loans” has the meaning specified in Section 2.03(b)(i).
     “Term Note” has the meaning specified in Section 2.07(b).
8 Year Series C Letter of Credit and Term Loan Agreement

     “Total Credit-Linked Deposit” shall mean, at any time, the sum of all Lenders’ Credit-Linked Deposits, as the same may be reduced from time to time.
     “Trade Date” has the meaning specified in Section 10.06(b).
     “Trust” has the meaning specified in Section 10.17(b)(ii).
     “UCP” means, with respect to any Credit, the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce No. 500 1993 (or such later version thereof as may be in effect at the time of issuance).
     “Undrawn Reimbursement Obligations” has the meaning specified in the definition of “Indebtedness”.
     “United States” and “U.S.” each means the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.01(c)(i).
     “Unused Amount” has the meaning specified in Section 2.03(b)(i).
     “USA Patriot Act” has the meaning specified in Section 10.20.
     “Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned directly or indirectly by the Company at such time.
     “Voting Stock” means any category or class of stock carrying voting rights with respect to the election of directors, without regard to contingency.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) (i) The words “herein,” “hereto,” “hereof,” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
          (i) Article, Section, Exhibit and Schedule references are to the Credit Document in which such references appear.
          (ii) The term “including” is by way of example and not limitation.
          (iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
8 Year Series C Letter of Credit and Term Loan Agreement

     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
     1.03 Accounting Terms.
     (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.
     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended (i) such ratio or requirement shall continue to be computed in accordance with GAAP, prior to such change therein and (ii) the Company shall provide the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
     1.05 Exchange Rates; Currency Equivalents.
     (a) The Administrative Agent or the applicable L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer.
8 Year Series C Letter of Credit and Term Loan Agreement

     (b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Credit an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.
     1.06 Credit Amounts. Unless otherwise specified herein, the amount of a Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Credit in effect at such time; provided, however, that with respect to any Credit that, by its terms or the terms of any L/C Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
     1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
     1.08 Rounding. Any financial ratios required to be maintained by the Co-Obligors pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
ARTICLE II
THE CREDIT-LINKED DEPOSITS AND CREDIT EXTENSIONS
     2.01 Credits.
     (a) The Credits.
          (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuers agree, in reliance upon the agreements of the Lenders set forth in this Section 2.01, from time to time on any Business Day during the period from the Closing Date until the Credit Expiration Date, to issue Credits denominated in Dollars or in one or more Alternative Currencies for the account of any Co-Obligor supporting its obligations or the obligations of the Company, any of its Subsidiaries or Affiliates; (B) the L/C Issuers agree, in reliance upon the agreements of the Lenders set forth in this Section 2.01, (1) to amend, extend or renew Credits previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Credits; and (C) the Lenders severally agree to participate in Credits issued or outstanding hereunder for the account of any Co-Obligor as provided in Section 2.01(c), and all reimbursement obligations and rights hereunder in respect thereof and the L/C Issuer Documents with respect thereto and each L/C Issuer hereby grants to the Lenders such participation interests in such Credits issued by it and all reimbursement obligations and rights hereunder in respect thereof and such related L/C Issuer Documents; provided that the Co-Obligors’ Agent or any of the Co-Obligors shall not request the issuance of any Credit, the L/C Issuers shall not make any Credit Extension with
8 Year Series C Letter of Credit and Term Loan Agreement

respect to any Credit, and no Lender shall participate in any Credit, to the extent that, as of the date of such Credit Extension:
          (A) the sum, without duplication, of the applicable Outstanding Amount of all (i) Credits and (ii) Unreimbursed Amounts for which Advances have not yet been made would exceed the Total Credit-Linked Deposit less the Alternative Currency Reserve (if any); or
          (B) any Lender’s Pro Rata Share of the sum, without duplication, of the applicable Outstanding Amount of all (i) Credits and (ii) Unreimbursed Amounts for which Advances have not yet been made would exceed such Lender’s Credit-Linked Deposit less such Lender’s Pro Rata Share of the Alternative Currency Reserve (if any); or
          (C) the expiry date of any such requested Credit would occur after the Credit Expiration Date (or, in the case of an Auto-Extension Credit, no Non-Extension Notice Date would occur on or prior to the Credit Expiration Date); or
          (D) solely in the case of any Credit to be denominated in an Alternative Currency, the expiry date of such requested Credit would occur 15 months or later after the date of issuance of such Credit (or, in the case of an Auto-Extension Credit, no Non-Extension Notice Date would occur on or prior to the date which is 15 months after the date of issuance of such Credit or 12 months after the previous Non-Extension Notice Date, as the case may be);
and provided further that in determining the availability hereunder with respect to any Escalating Credits issued or outstanding hereunder, the Total Credit-Linked Deposit will be deemed to be utilized in respect of such Escalating Credits in the aggregate amount equal to the maximum aggregate amount available to be drawn under all such Escalating Credits (after giving effect to all increases).
     Within the foregoing limits (the “Issuance Limits”), and subject to the terms and conditions hereof (including compliance with L/C Issuer Sublimits), the ability of any Co-Obligor to obtain Credits shall be fully revolving, and accordingly the Co-Obligors may, during the foregoing period, obtain Credits to replace Credits that have expired, been terminated or cancelled, or that have been drawn upon and reimbursed. All Existing Credits up to the respective amounts specified on Schedule 1.01-2 shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. Notwithstanding anything to the contrary set forth herein, if any portion of the Total Credit-Linked Deposit is utilized to reimburse the applicable L/C Issuer for any amounts drawn under any Credit (as contemplated by Section 2.01(c)) or to make Term Loans (as contemplated by Section 2.03(b)), the Total Credit-Linked Deposit shall be permanently reduced by the corresponding amount utilized to reimburse the applicable L/C Issuer or to make Term Loans and shall not be reinstated.
          (ii) The L/C Issuers shall not be under any obligation to issue any Credit if:
          (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain any L/C Issuer from issuing such Credit, or any Law applicable to any L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or
8 Year Series C Letter of Credit and Term Loan Agreement

request that any L/C Issuer refrain from, the issuance of letters of credit generally or such Credit in particular or shall impose upon such L/C Issuer with respect to such Credit any restriction, reserve or capital requirement (in each case, for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon any L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
          (B) the Administrative Agent or any L/C Issuer reasonably determines that such Credit is not a Permitted Credit;
          (C) the issuance of such Credit would violate any Laws or any policies of the L/C Issuer applicable to letters of credit generally;
          (D) in the case of any Credit to be denominated in an Alternative Currency, the L/C Issuer thereof does not issue Credits in such currency;
          (E) except as otherwise agreed by the Administrative Agent and any L/C Issuer, such Credit is in a stated amount less than the Dollar Equivalent of $1,000,000, or is to be denominated in a currency other than Dollars or an Alternative Currency;
          (F) the aggregate Outstanding Amount of all Credits issued by such L/C Issuer would exceed the L/C Issuer Sublimit of such L/C Issuer; or
          (G) such Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder.
          (iii) No L/C Issuer shall be under any obligation to amend any Credit if (A) such L/C Issuer would have no obligation at such time to issue such Credit in its amended form under the terms hereof, or (B) the beneficiary of such Credit does not accept the proposed amendment to such Credit.
          (iv) No L/C Issuer shall issue or amend any Credit if such L/C Issuer has received written notice from any Lender, the Administrative Agent, any Co-Obligor or the Co-Obligors’ Agent, on or prior to the Business Day prior to the requested date of issuance or amendment of such Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied.
     (b) Procedures for Issuance and Amendment of Credits; Auto-Extension Credits.
          (i) Each Credit shall be issued or amended, as the case may be, upon the request of the Co-Obligors’ Agent (on behalf of the applicable Co-Obligor) or any Co-Obligor delivered to the proposed L/C Issuer (with a copy concurrently delivered to the Administrative Agent if the proposed L/C Issuer is not the Administrative Agent) in the form of a Request for Credit Extension, appropriately completed and signed by a Responsible Officer or Authorized Representative of the applicable Co-Obligor for whose account the Credit is to be issued. Any such Request for Credit Extension must be received by the proposed L/C Issuer and the Administrative Agent (1) in the case of any Credits to be denominated in Alternative Currencies or any Allocated Letters of Credit, not later than 11:00 a.m., at least two Business Days prior to
8 Year Series C Letter of Credit and Term Loan Agreement

the proposed issuance date or date of amendment, as the case may be, and (2) in the case of any other Credits, not later than 11:00 a.m., at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be; or in each case such other date or time as any L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Credit, such request shall be in the form of a Request for Credit Extension and shall specify in form and detail satisfactory to the L/C Issuer issuing such Credit and the Administrative Agent: (A) the proposed issuance date of the requested Credit (which shall be a Business Day); (B) the stated amount and currency thereof; (C) the expiry date thereof; (D) the purpose and nature of the Credit; (E) the Person whose obligations are supported thereby (in the case of a Credit supporting the obligations of a Subsidiary or other Affiliate) and in the case of an Affiliate which is not a Subsidiary of the Company, a statement that the amount of the Credit issued hereunder supporting obligations of such Affiliate divided by the amount of all letters of credit (including such Credit), guarantees and other suretyship obligations, having substantially similar terms for payment as such Credit, supporting obligations of such Affiliate, expressed as a percentage, does not exceed the percentage of equity ownership in such Affiliate held directly or indirectly by the Company; (F) the name and address of the beneficiary thereof; (G) the documents to be presented by such beneficiary in case of any drawing thereunder; (H) any required text to be contained in the Credit, together with full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (I) the delivery instructions with respect to the Credit; (J) whether such Credit will be an Escalating Credit, and if so, the maximum stated amount of such Credit after giving effect to all increases; (K) whether such Credit will be a “financial” Credit or a “performance” Credit; (L) the account party of such Credit (which shall be a Co-Obligor); and (M) whether such Credit will be an Allocated Letter of Credit, and if so, the Allocated Share with respect thereto. In the case of a request for an amendment of any outstanding Credit issued for the account of any Co-Obligor, such request shall be in the form of a Request for Credit Extension, executed by such Co-Obligor, and shall specify in form and detail satisfactory to the applicable L/C Issuer and the Administrative Agent: (1) the Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) delivery instructions with respect to the amendment. Additionally, the Co-Obligors’ Agent and applicable Co-Obligor shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Credit issuance or amendment, including any L/C Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require. In the case of an issuance by any L/C Issuer of Credit requested supporting obligations of any Subsidiary or other Affiliate, such L/C Issuer shall receive from or on behalf of such Subsidiary or other Affiliate such L/C Issuer’s standard application and agreement for issuance of a standby letter of credit, duly executed by or on behalf of such Subsidiary or other Affiliate, substantially in the form of Exhibit H-1 or H-2 as applicable, attached hereto, as such standard application and agreement may be modified from time to time by the applicable L/C Issuer (the “LOC Application and Agreement”). Without limiting the generality of the foregoing, the delivery of a Request for Credit Extension is additional to, and not in replacement or substitution of, any other L/C Issuer Document that any L/C Issuer may require. The Co-Obligors’ Agent (on behalf of the applicable Co-Obligor), any Co-Obligor and/or any applicable Subsidiary or other Affiliate of the Company shall deliver to the applicable L/C Issuer all such L/C Issuer Documents as are reasonably required by such L/C Issuer in connection with a proposed issuance, amendment or extension of a Credit.
8 Year Series C Letter of Credit and Term Loan Agreement

Notwithstanding the designation in a Request for Credit Extension of a Credit as a “financial Credit” or a “performance Credit”, the final determination thereof shall be made by the applicable L/C Issuer and, in the case of a characterization different from that specified in the Request for Credit Extension, such L/C Issuer shall (if so requested by the Co-Obligors’ Agent or any Co-Obligor) notify the Co-Obligors’ Agent or any Co-Obligor of the basis for such alternative characterization in reasonable detail. Upon the effectiveness of any issuance, amendment or extension by any L/C Issuer of a Credit that will constitute a Credit hereunder, the Administrative Agent and the Lenders shall be entitled to assume that such L/C Issuer has obtained such L/C Issuer Documents as it shall have requested, executed by the relevant parties thereto (including by any Subsidiary or other Affiliates) to the extent required hereby.
Promptly after receipt of any Request for Credit Extension for any Co-Obligor by the proposed L/C Issuer, such L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Request for Credit Extension executed by such Co-Obligor from the Co-Obligors’ Agent or any Co-Obligor (and, in the case of any Credit supporting the obligations of a Subsidiary or other Affiliate, the application and agreement for standby letter of credit required by Section 2.01(b)(i)) and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by any L/C Issuer and the Co-Obligors’ Agent or any Co-Obligor of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, unless such L/C Issuer has received written notice from any Lender, the Administrative Agent, any Co-Obligor or the Co-Obligors’ Agent or any Co-Obligor, at least one Business Day prior to the requested date of issuance or amendment of the applicable Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Credit for the account of any Co-Obligor or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Credit and all drawings thereunder, together with all reimbursement obligations and rights hereunder in respect thereof and the L/C Issuer Documents with respect thereto, in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Credit. Notwithstanding anything to the contrary contained herein, no L/C Issuer shall have any obligation to issue or amend any Credit at any time if any of the applicable conditions specified in Section 4.02 is not then satisfied.
          (ii) If any Co-Obligor so requests in any applicable Request for Credit Extension, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Credit that has automatic extension provisions (each, an “Auto-Extension Credit”); provided that any such Auto-Extension Credit must permit such L/C Issuer to prevent any such extension at least once during the term thereof (commencing with the date of issuance of such Credit) by giving prior notice to the beneficiary thereof not later than a specified date (the “Non-Extension Notice Date”) to be agreed upon at the time such Credit is issued, which shall occur prior to the Credit Expiration Date. Unless otherwise directed by such L/C Issuer, neither the Co-Obligors’ Agent nor the applicable Co-Obligor shall be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Credit has been issued (or is permitted to be outstanding hereunder in the case of an Existing Credit that is an Auto-Extension Credit), the
8 Year Series C Letter of Credit and Term Loan Agreement

Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Credit at any time to an expiry date not later than the Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.01(a)(ii), Section 4.02 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender, any Co-Obligor or the Co-Obligors’ Agent that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension. Notwithstanding anything to the contrary contained herein, no L/C Issuer shall have any obligation to permit the extension of any Auto-Extension Credit at any time if any of the applicable conditions specified in Section 4.02 is not then satisfied. Each L/C Issuer (other than Bank of America) shall be required to provide prior notice to the Administrative Agent of any pending extension of an Auto-Extension Credit at least ten Business Days before the applicable Non-Extension Notice Date.
          (iii) If (A) an L/C Issuer shall issue, extend or amend any Credit (if the effect of the amendment or extension is to increase the stated amount thereof) without obtaining prior consent from the Administrative Agent (as provided in clause (ii) above), (B) an L/C Issuer shall issue a Credit the expiry date of which would occur after the Credit Expiration Date or permit the extension of an Auto-Extension Credit to an expiry date later than the Credit Expiration Date or (C) an L/C Issuer shall permit the extension of an Auto-Extension Credit without giving timely prior notice to the Administrative Agent or when such extension is not otherwise permitted hereunder (as provided in clause (ii) above), such Credit (x) shall for all purposes be deemed to have been issued by such L/C Issuer solely for its own account and risk, and (y) shall not be considered a Credit outstanding under this Agreement, and no Lender shall be deemed to have any participation therein, effective as of the date of such issuance, amendment or extension, as the case may be, in the case of clause (A) or clause (C), or the Credit Expiration Date, in the case of clause (B), unless the Required Lenders expressly consent thereto.
          (iv) Promptly after its delivery by an L/C Issuer of any Credit or any amendment to a Credit to an advising bank with respect thereto or to the beneficiary thereof, such L/C Issuer will also deliver to the Co-Obligors’ Agent and the Administrative Agent a true and complete copy of such Credit or amendment.
          (v) The parties hereto agree that an L/C Issuer, the Administrative Agent and the Co-Obligor’s Agent may allocate the reimbursement obligations of the Co-Obligors and the participations of Lenders in such L/C Issuer’s rights and obligations under one or more letters of credit issued or to be issued by such L/C Issuer among this Agreement and the Allocated Agreements pursuant to one or more Allocation Agreements in the form of Exhibit K attached hereto, with such conforming changes as may be necessary to refer to the proper agreement, parties and similar matters (each such Allocation being referred to herein as an “Allocation Agreement”). Each Initial Allocation Notice and each Issuance Allocation Notice (as each such term is defined in the applicable Allocation Agreement) shall specify the applicable letter of credit (an “Allocated Letter of Credit”) to be so allocated, the stated amount of such Allocated Letter of Credit (which shall be the maximum stated amount of such Allocated Letter of Credit in
8 Year Series C Letter of Credit and Term Loan Agreement

the case of an Escalating Credit) and the respective percentages of such Allocated Letter of Credit which are allocated between this Agreement and each applicable Allocated Agreement, as provided in the applicable Initial Allocation Notice or Issuance Allocation Notice. Once an Initial Allocation Notice or an Issuance Allocation Notice has become effective pursuant to an Allocation Agreement with respect to an Allocated Letter of Credit, the amount derived from multiplying the percentage allocated to this Agreement times the stated amount of such Allocated Letter of Credit (giving effect to Section 1.05) shall be deemed to be the stated amount of such Allocated Letter of Credit for all purposes of this Agreement (such amount being referred to herein as the “Allocated Share”) and such Allocated Letter of Credit shall be deemed for all purposes to be a “Credit” issued pursuant to this Agreement to the extent (and only to the extent) of such Allocated Share. In the event of any drawing on such Allocated Letter of Credit, the reimbursement obligation of the Co-Obligors under this Agreement and the obligations of the Lenders under this Agreement with respect to their participations in such Allocated Letter of Credit and the use of the Credit-Linked Deposits with respect to such Allocated Letter of Credit, shall be limited to the Allocated Share of such Allocated Letter of Credit. Notwithstanding anything to the contrary contained in this Agreement, or in any Allocated Agreement, each L/C Issuer agrees that if any drawing is made with respect to an Allocated Letter of Credit, it will seek reimbursement from the Co-Obligors and the Lenders (through a debit to the Credit-Linked Deposit Account) under this Agreement only with respect to the Allocated Share of such Letter of Credit. An Allocated Letter of Credit may be reallocated pursuant to a Reallocation Notice (as such term is defined in the related Allocation Agreement) in accordance with each Allocation Agreement. Upon the effectiveness of such Reallocation Notice, the Allocated Share shall be adjusted as set forth therein. Each Initial Allocation Notice, each Issuance Allocation Notice and each Reallocation Notice shall become effective in accordance with the terms of each Allocation Agreement. Each Initial Allocation Notice, Issuance Allocation Notice and Reallocation Notice (other than a Reallocation Notice that reduces the amount of the applicable Allocated Letter of Credit allocated to this Agreement) shall be deemed to be a request for a Credit Extension hereunder and the Administrative Agent will not provide its consent to an Initial Allocation Notice or an Issuance Allocation Notice or a Reallocation Notice if the issuance of the Credit which is the subject of the notice would not be permitted pursuant to the terms of this Agreement. Subject to, but without limiting the generality of the foregoing provisions of this subsection, the Lenders consent to the execution by the Administrative Agent and each L/C Issuer of each Allocation Agreement and the transactions contemplated thereunder and the Lenders agree to be bound by each Allocation Agreement as if they were signatories thereto.
     (c) Drawings and Reimbursements; Credit-Linked Deposits.
          (i) Upon receipt from the beneficiary of any Credit of any notice of a drawing under such Credit, the L/C Issuer of such Credit shall promptly notify the Co-Obligors’ Agent and the Administrative Agent thereof. In the case of a Credit denominated in an Alternative Currency, the Co-Obligors jointly and severally agree to reimburse such L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Co-Obligors’ Agent or any Co-Obligor shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Co-Obligors will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of any payment or disbursement under a Credit denominated in an Alternative Currency, such L/C
8 Year Series C Letter of Credit and Term Loan Agreement

Issuer shall notify the Co-Obligors’ Agent of the Dollar Equivalent of the amount of the payment or disbursement promptly following the determination thereof. If the Co-Obligors’ Agent or any Co-Obligor obtains notice from such L/C Issuer of a drawing under a Credit prior to 10:00 a.m., or the Applicable Time in the case of a Credit to be reimbursed in an Alternative Currency, on any Business Day, the Co-Obligors jointly and severally agree to reimburse such L/C Issuer on such Business Day. If the Co-Obligors’ Agent or any Co-Obligor obtains written notice from such L/C Issuer of a drawing under a Credit at or after 10:00 a.m., or the Applicable Time in the case of a Credit to be reimbursed in an Alternative Currency, on any Business Day, the Co-Obligors jointly and severally agree to reimburse such L/C Issuer on the Business Day immediately following the Business Day upon which such notice was received by the Co-Obligors’ Agent or any Co-Obligor. Such reimbursement shall be made directly to such L/C Issuer in an amount equal to the unreimbursed drawing (the “Unreimbursed Amount”) and in the applicable currency. Without affecting the Co-Obligors’ obligations to so reimburse such L/C Issuer on any such Business Day, which shall be absolute and unconditional, if the Co-Obligors fail to so reimburse such L/C Issuer by such time referenced above on the applicable due date for reimbursement specified above (the “Reimbursement Date”), such L/C Issuer shall so notify the Administrative Agent (with a copy to the Co-Obligors’ Agent), which notice shall be provided on a Business Day, and specify in such notice the amount of the Unreimbursed Amount. Immediately upon receipt of such notice from such L/C Issuer, the Administrative Agent shall promptly notify each Lender of the Reimbursement Date, the Unreimbursed Amount, the amount of such Lender’s Pro Rata Share thereof, and shall state that Advances will be funded by application of such Lender’s Pro Rata Share of the Credit-Linked Deposits in the Credit-Linked Deposit Account on the fifth Business Day thereafter to the extent the Unreimbursed Amount (or any portion thereof) remains outstanding on such day. In the case of any Credit of any L/C Issuer denominated in an Alternative Currency, the Unreimbursed Amount shall be redenominated into Dollars by such L/C Issuer and equal the Dollar Equivalent Amount thereof as notified by such L/C Issuer to the Administrative Agent, and the Administrative Agent shall so notify the Lenders in the notice described in the preceding sentence. Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.01(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (ii) Each L/C Issuer hereby irrevocably grants to each Lender, and each Lender hereby irrevocably accepts and purchases from the L/C Issuers on the terms and conditions hereinafter stated, for such Lender’s own account and risk an undivided interest equal to its Pro Rata Share in such L/C Issuer’s obligations and rights with respect to the Credits issued pursuant to this Agreement (as to each Lender, its “Participation”), which purchase price when paid to the Administrative Agent shall not be a deposit obligation of the Administrative Agent or Bank of America. The consideration for the Participation of each Lender shall consist of the payment by such Lender to the Administrative Agent of an amount equal to the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Credit-Linked Deposit” (as the same may be reduced from time to time in accordance with this Agreement, such Lender’s “Credit-Linked Deposit”), subject to the conditions precedent set forth in Section 4.01 hereof. Each Lender shall pay to the Administrative Agent its Credit-Linked Deposit in full on the Closing Date. The Credit-Linked Deposits of all Lenders shall be held by, and in the name of, the Administrative Agent in the Credit-Linked Deposit Account under the sole dominion and control of the Administrative Agent. Each Lender unconditionally and irrevocably
8 Year Series C Letter of Credit and Term Loan Agreement

agrees with the Administrative Agent and the L/C Issuers that, if a drawing is paid under any Credit for which any L/C Issuer is not reimbursed in full by the Co-Obligors in cash within five Business Days after the applicable Reimbursement Date, or converted into a Term Loan under Section 2.03(b), such Lender hereby authorizes the Administrative Agent to reimburse to the applicable L/C Issuer the Unreimbursed Amount (or the outstanding portion thereof) related to such drawing, to the extent of such Lender’s Pro Rata Share of the Unreimbursed Amount, solely from such Lender’s Pro Rata Share of the Credit-Linked Deposits in the Credit-Linked Deposit Account, and each Lender hereby irrevocably authorizes the Administrative Agent to charge the Credit-Linked Deposit Account for such purpose, in satisfaction of such Lender’s reimbursement obligation arising with respect to such drawing hereunder. Without limiting the generality of Section 9.01, in charging the Credit-Linked Deposit Account or otherwise exercising any rights of set-off with respect thereto, the Administrative Agent acts as the agent of the applicable L/C Issuer. The amount of each Lender’s Pro Rata Share of such Unreimbursed Amount (or portion thereof) which is paid to the applicable L/C Issuer as set forth above shall be deemed to be an Advance by such Lender to the Co-Obligors hereunder. The outstanding principal amount of each Advance, together with interest thereon as provided in Section 2.04, shall be due and payable, in Dollars, on demand. Each Lender shall be subrogated to the rights and remedies of the applicable L/C Issuer against the Co-Obligors and any Subsidiary or other Affiliate liable under such Credit to the extent such Lender has reimbursed such L/C Issuer as set forth in this Section 2.01(c)(ii). The L/C Issuers shall reasonably cooperate in exercising and enforcing such rights and remedies as may be requested by the Required Lenders (and such cooperation shall be subject to any applicable indemnification set forth in Section 10.04 of this Agreement). The L/C Issuers shall have no right to withdraw or set-off against monies on deposit in the Credit-Linked Deposit Account other than as set forth in this Section 2.01(c)(ii) or as otherwise provided herein.
          (iii) The Credit-Linked Deposits shall be held by the Administrative Agent in its name in the Credit-Linked Deposit Account and no Person other than the Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account nor any other right or power with respect to the Credit-Linked Deposits or the Credit-Linked Deposit Account. Notwithstanding anything in this Agreement to the contrary, the sole funding obligation of each Lender in respect of its Participation shall be satisfied upon funding of its Credit-Linked Deposit.
          (iv) Until an Advance is funded pursuant to this Section 2.01(c) to reimburse the applicable L/C Issuer for the Unreimbursed Amount in respect of any Credit, or such Unreimbursed Amount is converted to a Term Loan pursuant to Section 2.03, interest on such Unreimbursed Amount shall be solely for the account of such L/C Issuer and shall accrue from the Reimbursement Date to the earliest of (i) the date such Unreimbursed Amount is reimbursed to the applicable L/C Issuer, (ii) the date such Unreimbursed Amount becomes an Advance pursuant to Section 2.01(c)(ii), and (iii) the date such Unreimbursed Amount is converted into a Term Loan under Section 2.03(b). All such Unreimbursed Amounts shall bear interest on the outstanding principal amount thereof at an interest rate per annum equal at all times to the Base Rate plus the Applicable Rate, except that upon the occurrence and during the continuation of an Event of Default, such amounts shall bear interest at the forgoing interest rate otherwise applicable to such amounts plus the Default Rate.
8 Year Series C Letter of Credit and Term Loan Agreement

          (v) Except as expressly provided herein, each Lender’s agreement to fund Advances, by application of such Lender’s Pro Rata Share of the Credit-Linked Deposits, to reimburse the L/C Issuers for amounts drawn under Credits issued by each L/C Issuer, as contemplated by this Section 2.01(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Co-Obligors’ Agent, any Co-Obligor, any Subsidiary or other Affiliate or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an Advance shall relieve or otherwise impair the obligation of the Co-Obligors to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Credit, together with interest as provided herein. Notwithstanding anything to the contrary in this Agreement, no Lender shall have any obligation to make Advances other than from the proceeds of its Credit-Linked Deposits.
          (vi) Notwithstanding that a Credit issued or outstanding hereunder is in support of any obligations of a Subsidiary or other Affiliate, the Co-Obligors shall be jointly and severally obligated to reimburse the applicable L/C Issuer hereunder for the full amount of any and all drawings under such Credit. With respect to each Affiliate which is not a Subsidiary of the Company, the Company hereby represents, warrants and agrees that the amount of all Credits issued hereunder supporting obligations of such Affiliate divided by the amount of all similar letters of credit (including such Credits) supporting obligations of such Affiliate, expressed as a percentage, will not at the time of the relevant Credit Extension, exceed the percentage of equity ownership of such Affiliate held directly or indirectly by the Company, as applicable.
          (vii) Advances may not be voluntarily prepaid prior to the third anniversary of the Closing Date, however, if payment is made pursuant to Lenders’ demand therefor, the Co-Obligors, jointly and severally agree to pay on the date of such prepayment to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, a prepayment premium in an amount equal to three and one-half percent (3.5%) of the amount so prepaid. In the event of any voluntary payment or prepayment (other than through the making of a Term Loan as provided for in Section 2.03(b)) of an Advance on or after the third anniversary of the Closing Date, the Co-Obligors jointly and severally agree to pay on the date of such prepayment to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the applicable Prepayment Premium, if any. For the avoidance of doubt, any Unreimbursed Amount which is prepaid by any Co-Obligor pursuant to Section 2.01(c)(i) prior to the funding of an Advance out of the Credit-Linked Deposit Account shall not be subject to a Prepayment Premium.
     (d) Repayment of Participations.
          (i) At any time after any L/C Issuer has made a payment under any Credit and has received from the Credit-Linked Deposit the proceeds of Advances by the Lenders in respect of such payment in accordance with Section 2.01(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Co-Obligors or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute
8 Year Series C Letter of Credit and Term Loan Agreement

to each Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Advance was outstanding) in Dollars and in Same Day Funds. If a Borrowing has occurred hereunder, the Co-Obligors jointly and severally agree to repay the Unreimbursed Amount and interest thereon as provided in Sections 2.01(c) and 2.04, as applicable, and shall pay any prepayment premium required to be paid pursuant to Section 2.01(c)(vii). Notwithstanding the foregoing, if such L/C Issuer shall have received from the Credit-Linked Deposit the proceeds of Advances by the Lenders and thereafter shall receive any direct payment from the Co-Obligors in respect of a Borrowing, such L/C Issuer shall immediately pay the amount received to the Administrative Agent for distribution to the Lenders in accordance with this Section 2.01(d).
          (ii) If any payment received by the Administrative Agent for the account of a L/C Issuer pursuant to Section 2.01(c)(i) and distributed to the Lenders by the Administrative Agent is required to be returned under any of the circumstances described in Section 10.05, each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Credit Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Co-Obligors to reimburse the L/C Issuers for each drawing under each Credit and to repay each Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
          (i) any lack of validity or enforceability of such Credit, this Agreement, or any other Credit Document;
          (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Co-Obligors’ Agent, any Co-Obligor or any Subsidiary or other Affiliate may have at any time against any beneficiary or any transferee of such Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Credit or any agreement or instrument relating thereto, or any unrelated transaction;
          (iii) any draft, demand, certificate or other document presented under such Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Credit;
          (iv) any payment by an L/C Issuer under such Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Credit; or any payment made by an L/C Issuer under such Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
8 Year Series C Letter of Credit and Term Loan Agreement

          (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Co-Obligors’ Agent, any Co-Obligor or any Subsidiary or other Affiliate or in the relevant currency markets generally; or
          (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Co-Obligors’ Agent, any Co-Obligor or any Subsidiary or other Affiliate.
The Co-Obligors’ Agent shall promptly examine a copy of each Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Co-Obligors’ Agent’s instructions or other irregularity, the Co-Obligors’ Agent will immediately notify the applicable L/C Issuer. The Co-Obligors’ Agent and each Co-Obligor shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuers. Each Lender, the Co-Obligors’ Agent and the Co-Obligors agree that, in paying any drawing under a Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C Issuer Document. The Co-Obligors’ Agent and the Co-Obligors hereby jointly and severally assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Co-Obligors’ Agent or any of the Co-Obligors from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties, nor any of their respective correspondents, participants or assignees, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.01(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Co-Obligors’ Agent or any of the Co-Obligors may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to such Person, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Person which such Person proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
8 Year Series C Letter of Credit and Term Loan Agreement

     (g) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Co-Obligors’ Agent or requested by any Co-Obligor, when a Credit is issued (including any such agreement applicable to an Existing Credit, other than any Existing Credit which provides that the rules of the UCP shall apply to such Credit, in which event the rules of the UCP shall continue to apply to such Credit after such Credit becomes a Credit under this Agreement), the rules of the ISP shall apply to each Credit. Each L/C Issuer hereby agrees that, if requested by the Co-Obligor’s Agent in connection with any Request for Credit Extension, such L/C Issuer will agree to have the rules of the UCP apply to the Credit issued in connection therewith.
     (h) L/C Issuer Documents. In the event of any conflict between the terms hereof, the terms of any Request for Credit Extension and the terms of any L/C Issuer Document (other than any Credit), the terms hereof shall control.
     (i) Existing Credits. The Company, the Co-Obligors and each L/C Issuer (as to its Existing Credits) certify that Schedule 1.01-2 accurately and completely sets forth the Existing Credits. Without limiting the generality of the foregoing, the Company, the Co-Obligors and each L/C Issuer (as to its Existing Credits) certify that (i) Schedule 1.01-2 accurately and completely sets forth whether such Existing Credit is a “financial” Credit or a “performance” Credit and (ii) the Allocated Shares of all Existing Credits issued by an L/C Issuer that constitute Allocated Letters of Credit.
     (j) Reconciliation of Outstanding Credits. Within ten Business Days after the last Business Day of each month, each of the Co-Obligors’ Agent and the L/C Issuers shall provide to the Administrative Agent such information regarding the outstanding Credits as the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent (and in such standard electronic format as the Administrative Agent shall reasonably specify), for purposes of the Administrative Agent’s ongoing tracking and reporting of outstanding Credits. The Administrative Agent shall maintain a record of all outstanding Credits based upon information provided by the Co-Obligors’ Agent and each L/C Issuer pursuant to this Section 2.01(j), and such record of the Administrative Agent shall, absent manifest error, be deemed a correct and conclusive record of all Credits outstanding from time to time hereunder. Notwithstanding the foregoing, if and to the extent the Administrative Agent determines that there are one or more discrepancies between information provided by the Co-Obligors’ Agent and an L/C Issuer hereunder, the Administrative Agent will notify the Co-Obligors’ Agent and such L/C Issuer shall endeavor to reconcile any such discrepancy.
     (k) Ownership of the Credit-Linked Deposit; Precautionary Grant of Security Interest. The Credit-Linked Deposit Account is a deposit account in the name of the Administrative Agent under its sole dominion and control, and held by it with Bank of America subject to the terms and conditions of this Agreement. No Lender, whether upon the receivership or liquidation of such Lender or otherwise, shall be entitled to its Credit-Linked Deposit other than as expressly provided in this Agreement. No Co-Obligor, whether upon the insolvency, reorganization or liquidation of such Lender or otherwise, shall be entitled to any Credit-Linked Deposit in any circumstances. It is the intention of the parties to this Agreement that the Credit-Linked Deposits shall not be part of any Co-Obligor’s estate in the event of the filing of a bankruptcy petition by or against such Co-Obligor under any bankruptcy law. As a precautionary measure, in the event that notwithstanding the contrary intention of the parties, the Credit-Linked Deposits are
8 Year Series C Letter of Credit and Term Loan Agreement

recharacterized, to any extent, as an asset of any Co-Obligor or its estate, the parties intend that this Agreement constitute a security agreement under applicable law, and the Co-Obligors hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the Credit Obligations and all other obligations of the Co-Obligors hereunder, a first priority perfected security interest in, to and under each such Co-Obligor’s rights, title and interest in the Credit-Linked Deposits, the Credit-Linked Deposit Account and all proceeds of any of the same. For the avoidance of doubt, nothing contained in this Section 2.01(k) is intended to interfere with the right of the Administrative Agent to make withdrawals from or otherwise charge the Credit-Linked Deposit Account in accordance with the terms of this Agreement. Except as provided above, no party hereto shall grant or suffer to exist any Lien on or with respect to its rights in the Credit-Linked Deposit Account, the Credit-Linked Deposits or any proceeds of any of the same.
     (l) [reserved]
     (m) Interest on Credit-Linked Deposit; Repayment of Credit Linked Deposit.
          (i) The Administrative Agent hereby agrees to cause Bank of America to pay interest to the Administrative Agent, as holder of the Credit-Linked Deposit Account, and the Administrative Agent, as holder of the Credit-Linked Deposit Account, agrees to distribute to each Lender, from such interest payments received from Bank of America, such Lender’s Pro Rata Share of interest on the outstanding amount of the Credit-Linked Deposits in the Credit-Linked Deposit Account at the rate per annum set forth on Schedule B annexed hereto. Such interest will be distributed to the Lenders by the Administrative Agent quarterly in arrears on the first Business Day following the end of each Interest Period relating to the Credit-Linked Deposits. The Administrative Agent shall compute all amounts due under this Section 2.01(m)(i) and shall notify the Co-Obligors’ Agent and such Lender of each such amount due.
          (ii) Subject to, and to the extent of, the Co-Obligors’ compliance with the cash-collateralization requirements set forth in Section 2.02, if any, the Administrative Agent shall distribute the aggregate amount of any remaining Credit-Linked Deposits to the Lenders on the Maturity Date to the extent of the amount credited to the Credit-Linked Deposit Account. If the Co-Obligors are obligated to Cash Collateralize Credits pursuant to Section 2.02 as of the Maturity Date and fail to comply with such requirement, the amount of the Credit-Linked Deposits distributed by Administrative Agent pursuant to the preceding sentence will be reduced by the shortfall in Cash Collateral. In such event, the remaining portion of the Credit-Linked Deposits will remain subject to Section 2.01(c) hereof so long as any Credits remain outstanding, and will be distributed to the Lenders as and when such Credits expire without draw, in proportion to the resulting reduction in the amount of Cash Collateral required.
          (iii) The Co-Obligors’ Agent and the Co-Obligors shall have no right, title or interest in or to the Credit-Linked Deposits or the Credit-Linked Deposit Account and no obligations with respect thereto, it being acknowledged and agreed by the parties hereto that the making of the Credit-Linked Deposits by the Lenders, the deposit by the Administrative Agent of the Credit-Linked Deposits in the Credit-Linked Deposit Account, the provisions of this Section 2.01(m) and the application of the Credit-Linked Deposits in the manner contemplated by Section 2.01(c) constitute agreements among the Administrative Agent, the L/C Issuers and
8 Year Series C Letter of Credit and Term Loan Agreement

each Lender in respect of the funding obligations of each Lender in respect of its Participation in Credits, and do not constitute any loan or extension of credit to any Co-Obligor.
     2.02 Cash Collateral
     (a) Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Credit and such drawing has resulted in a Borrowing that is not repaid within five Business Days and as to which Advances have not been made for any reason, (ii) if, as of the Credit Expiration Date with respect to any Credit, such Credit shall for any reason remain outstanding and partially or wholly undrawn (unless the applicable L/C Issuer of such Credit has waived the requirement in this clause (ii) to Cash Collateralize), or (iii) upon the occurrence of the circumstances described in Section 8.02(c) requiring the Co-Obligors to Cash Collateralize Credits, the Co-Obligors jointly and severally agree, within two Business Days after receipt of such request, to Cash Collateralize the then Outstanding Amount of all Credit Obligations or, in the case of clauses (ii) and (iii), the Outstanding Amount of the sum of all Credit Obligations plus the Alternative Currency Reserve, if any (in an amount equal to such Outstanding Amount determined as of the date of such Borrowing or, in the case of the immediately preceding clause (ii), the Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the Credit Obligations and all other obligations of the Co-Obligors hereunder, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.
     (b) Additionally, if from time to time on any Revaluation Date (x) the Dollar Equivalent of the Outstanding Amount of the all Credit Obligations at such time constituting undrawn Credits and Unreimbursed Amounts for which Advances have not been made exceeds (y) the Total Credit-Linked Deposit less the amount of the Alternative Currency Reserve at such time, the Administrative Agent shall promptly notify the Co-Obligors’ Agent of such excess and the Co-Obligors jointly and severally agree, within two Business Days of the receipt of such notice, to Cash Collateralize the Credit Obligations, or cause Credits to be cancelled or returned or reallocated under an Allocation Agreement, in an aggregate amount sufficient to reduce the Dollar Equivalent of such Outstanding Amount to an amount not to exceed 100% of the such amount of the Total Credit-Linked Deposit less the amount of the Alternative Currency Reserve (if any).
     (c) The Co-Obligors hereby grant the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such Cash Collateral for the purpose of securing all of the Co-Obligors’ obligations under the Credit Documents. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America and shall be subject to such Lien documentation as the Administrative Agent shall reasonably request. The Co-Obligors hereby authorize the filing by the Administrative Agent of any UCC—1 financing statements in connection therewith.
     2.03 Reduction of Total Credit-Linked Deposits; Conversion to Funded Term Loans.
8 Year Series C Letter of Credit and Term Loan Agreement

     (a) Reduction. The Co-Obligors may, on and after the third anniversary of the Closing Date, upon notice from the Co-Obligors’ Agent to the Administrative Agent, permanently reduce the available amount of the Total Credit-Linked Deposit to an amount not less than the sum of the then Outstanding Amount of all Credit Obligations (other than Advances and Term Loans) plus the Alternative Currency Reserve, if any; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, or such lesser amount as would reduce the Total Credit-Linked Deposit to $0, and (iii) the Prepayment Premium, if any, shall be payable by the Co-Obligors to the Administrative Agent for the account of the Lenders with respect to any amounts reduced. Such notice shall specify the proposed effective date of such reduction. The Administrative Agent will promptly notify the Lenders of any such notice of reduction of the Total Credit-Linked Deposit. Once reduced in accordance with this Section, the Total Credit-Linked Deposit may not be increased. Any reduction of the Total Credit-Linked Deposit shall be applied to each Lender according to its Pro Rata Share. All Facility Fees shall accrue until the effective date of any reduction of the Total Credit-Linked Deposit and shall be paid on the effective date of such reduction if the Total Credit-Linked Deposit is $0 after giving effect to such reduction. Upon any such reduction, the Administrative Agent shall promptly remit to each Lender its Pro Rata Share of the amount of the reduction in the Total Credit-Linked Deposit, together with any Prepayment Premium received and accrued interest thereon.
     (b) Conversion to Funded Term Loans.
          (i) Subject to the terms and conditions set forth herein (including satisfaction of the applicable conditions specified in Sections 4.02 and 4.03), so long as there are no outstanding Unreimbursed Amounts in respect of any Credits (other than Term Loans made in accordance with Section 2.03(b)(i)(C)), the Company or, the Co-Obligors may elect to (A) cause the Lenders to make, and each Lender agrees to make, funded loans (“Term Loans”) to the Co-Obligors in an aggregate principal amount up to the excess of (x) the Total Credit-Linked Deposit over (y) the Outstanding Amount of all Credit Obligations (other than Advances and Term Loans) plus the Alternative Currency Reserve, if any (the amount of such excess being the “Unused Amount”), or (B) cause the Lenders to make, and each Lender agrees to make, one or more funded Term Loans in an aggregate principal amount up to the amount of a forthcoming drawing on any Credit, or (C) cause the Lenders to make, and each Lender agrees to make, one or more funded Term Loans in the aggregate amount of any Advances then outstanding by converting such Advances to Term Loans; in each case in accordance with the procedures set forth in this Section 2.03(b). Any Term Loans made under this Section 2.03(b) and subsequently repaid or prepaid may not be reborrowed.
          (ii) The Co-Obligors’ Agent may irrevocably request the making of one or more Term Loans in an aggregate amount up to the Unused Amount or in an aggregate amount up to the anticipated drawing on a Credit from the proceeds of Credit-Linked Deposits, or in an aggregate amount up to the aggregate amount of Advances then outstanding by converting such Advances to Term Loans, as applicable, by delivering a Request for Term Loans therefor to the Administrative Agent, appropriately completed and signed by a Responsible Officer or Authorized Representative of the Co-Obligors’ Agent, not later than five Business Days prior to the proposed date of making of the Term Loans; provided that the Term Loans requested
8 Year Series C Letter of Credit and Term Loan Agreement

pursuant to Section 2.03(b)(i)(A) shall only be made on a day which is the last day of an Interest Period with respect to the Credit-Linked Deposits and the Co-Obligors jointly and severally agree to pay in any event the amounts, if any, payable under Section 3.04; and provided further that the minimum aggregate amount of Term Loans made on any date shall be (A) $25,000,000, in the case of Term Loans requested pursuant to Section 2.03(b)(i)(A), and (B) $5,000,000, in the case of Term Loans requested pursuant to Sections 2.03(b)(i)(B) and 2.03(b)(i)(C), or in each case of clauses (A) and (B) above, such lesser amount which, when added to the applicable Outstanding Amount of all (x) Credits and (y) the sum of the Unreimbursed Amounts for which Advances have not been made plus the Alternative Currency Reserve, if any, would equal the Total Credit-Linked Deposit.
          (iii) Following receipt of a Request for Term Loans, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share thereof. Upon satisfaction of the applicable conditions set forth in Sections 4.02 and 4.03, the Administrative Agent shall (A) in the case of Term Loans made pursuant to Section 2.03(b)(i)(A), debit the Credit-Linked Deposit Account in an amount equal to the aggregate amount of the proposed Term Loans (but not exceeding the Unused Amount) and shall make such funds available to the Co-Obligors either by (i) crediting the account of such Co-Obligor on the books of Bank of America with the amount of such funds or (ii) wire transferring such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Co-Obligors’ Agent, (B) in the case of Term Loans made pursuant to Section 2.03(b)(i)(B), debit the Credit-Linked Deposit Account in an amount equal to the aggregate amount of the proposed Term Loans and transfer such funds to the applicable L/C Issuer in reimbursement of the applicable drawing on a Credit, and (C) in the case of Term Loans made pursuant to Section 2.03(b)(i)(C), record in its books and records and on the Register the conversion of the applicable Advances into Term Loans, which credit or transfer or recordation, as applicable, shall be deemed to be the making of the Term Loans by the Lenders hereunder, and such date shall be the “Term Loan Issuance Date” (and the Administrative Agent shall forthwith deliver a notice to each Lender informing such Lender of the applicable Term Loan Issuance Date). Each Lender hereby irrevocably authorizes the Administrative Agent to charge the Credit-Linked Deposit Account for such purpose. No Lender shall have any obligation to make Term Loans to any Co-Obligor other than from the proceeds of its Credit-Linked Deposits.
          (iv) Interest Rate on Term Loans.
          (A) Subject to the provisions of subsection (B) below, each Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Rate.
          (B) If any amount of the Term Loans is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the interest rate otherwise applicable to such Term Loans plus the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
8 Year Series C Letter of Credit and Term Loan Agreement

          (C) Interest on each Term Loan shall be due and payable in arrears on the first Business Day following the end of each Interest Period applicable thereto, at such other times as may be specified herein and on the Maturity Date. To the fullest extent permitted by applicable Laws, interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          (v) Repayment of Term Loans. The Co-Obligors jointly and severally agree to repay to the Administrative Agent for the account of the Lenders on the Maturity Date the aggregate principal amount of the Term Loans outstanding on such date.
          (vi) Optional Prepayment of Term Loans. The Co-Obligors may, on and after the third anniversary of the Closing Date, at their option, upon notice by the Co-Obligors’ Agent to the Administrative Agent as provided below, prepay on any Business Day all, or from time to time any part of, the Term Loans (subject to the limitations sets forth below); provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of prepayment, (ii) any such partial prepayment shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, or such lesser amount as would reduce the Term Loans to $0, and (iii) the Prepayment Premium, if any, shall be payable with respect to any principal amount so prepaid. Such notice shall specify the proposed effective date of such prepayment, the aggregate principal amount of the Term Notes to be prepaid on such date, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, which shall be the last day of the Interest Period therefor. The Administrative Agent will promptly notify the Lenders of any such notice of prepayment of the Term Loans. Once prepaid in accordance with this Section, such Term Loans may not be reborrowed. Upon any such prepayment, the Administrative Agent shall promptly remit to each Lender its Pro Rata Share of the amount of the prepayment of the Term Loans.
     2.04 Interest on Borrowings Other Than Term Loans; Other Interest Provisions.
     (a) Each Advance shall bear interest on the outstanding principal amount thereof from and including the applicable Borrowing date (i) at an interest rate per annum equal at all times to the Base Rate plus the Applicable Rate, and (ii) upon the occurrence and during the continuation of an Event of Default, at the interest otherwise applicable to such Borrowing plus the Default Rate, provided, however, that in no event shall the interest rate applicable to such Borrowings be less than the rate applicable to Term Loans hereunder.
     (b) If any other amount payable by any Co-Obligor under any Credit Document is not paid when due (without regard to any applicable grace periods) whether at stated maturity, by acceleration or otherwise, each such amount shall thereafter bear interest at an interest rate per annum at all times equal to the rate applicable to Advances plus the Default Rate to the fullest extent permitted by applicable Law.
     (c) Accrued and unpaid interest on all such unpaid amounts (including interest on past due interest) shall be due and payable upon written demand delivered by the Administrative Agent, Required Lenders or any Institutional Investor included in clause (a) or (b) of the definition thereof.
8 Year Series C Letter of Credit and Term Loan Agreement

     (d) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.05 Fees and Other Charges.
     (a) Facility Fee. The Co-Obligors jointly and severally agree to pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a fee (the “Facility Fee”) in Dollars equal to the Applicable Rate, expressed on a daily basis, times the actual daily amount of such Lender’s Credit-Linked Deposit. Upon the occurrence and during the continuation of an Event of Default the Applicable Rate then in effect for the purposes of determining the Facility Fee shall be increased by adding the Default Rate to the Applicable Rate. The Facility Fee shall accrue effective as of the Closing Date and shall be calculated quarterly in arrears by the Administrative Agent. The Facility Fee shall be due and payable quarterly in arrears on the first Business Day following the end of each Interest Period relating to the Credit-Linked Deposits, commencing with the first such date to occur after the Closing Date, and on the Maturity Date; provided that, in connection with any reduction of the Total Credit-Linked Deposit under Section 2.03, the accrued Facility Fee calculated for the period ending on such date shall also be paid on the date of such reduction, and the following quarterly payment shall be calculated on the basis of the period from such reduction date to such quarterly payment date. The Facility Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV shall not be met.
     (b) Fronting Fee. The Co-Obligors jointly and severally agree to pay directly to the applicable L/C Issuer for its own account, a fee (the “Fronting Fee”) in Dollars equal to the rate per annum set forth in a separate letter agreement (each, a “Fronting Fee Letter” and collectively the “Fronting Fee Letters”), among the Co-Obligors and such L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under the Credits issued by such L/C Issuer, due and payable quarterly in arrears on the fifth Business Day immediately following the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Fronting Fee shall accrue effective as of the Closing Date (including in respect of any Existing Credits effective as of such date), shall be calculated quarterly in arrears and shall be based upon the daily utilization for the relevant quarter with respect to each L/C Issuer as determined by such L/C Issuer. In the case of an Allocated Letter of Credit, the Fronting Fee shall be calculated based upon the Allocated Share thereof only. For purposes of computing the daily amount available to be drawn under any Credit, the amount of such Credit shall be determined in accordance with Section 1.06. At any time that an Event of Default exists, the Fronting Fee shall be increased by adding the Default Rate to the amount thereof determined as provided in the Fronting Fee Letter. The Fronting Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.
     (c) Documentary and Processing Charges Payable to L/C Issuers. The Co-Obligors jointly and severally agree to pay directly to the applicable L/C Issuer in Dollars for its own account the customary and standard issuance, commission, presentation, amendment and other processing fees, and other standard costs and charges (if any), of such L/C Issuer or any Affiliate
8 Year Series C Letter of Credit and Term Loan Agreement

of such L/C Issuer, relating to its Credits as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (d) Placement, Structuring and Agency Fees. The Co-Obligors jointly and severally agree to pay a placement fee to BAS, and to pay a structuring fee and an agency fee to the Administrative Agent for the Administrative Agent’s own account, in Dollars, in the amounts and at the times specified in a fee letter among the Co-Obligors’ Agent, BAS and Bank of America (the “BAS/BofA Fee Letter”), and if a successor Administrative Agent is appointed pursuant to Section 9.09 hereof, the Co-Obligors jointly and severally agree to pay the administrative fees of such successor Administrative Agent. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever
     (e) Reconciliation. Each determination by the Administrative Agent of interest and fees payable by the Co-Obligors under this Section 2.05 shall, in the absence of manifest error, be conclusive and binding upon all parties hereto. Notwithstanding the foregoing, in the event that, as a result of any reconciliation of the Administrative Agent’s record of outstanding Credits pursuant to Section 2.01(j) or otherwise, the Administrative Agent determines that there has been an underpayment or overpayment of Facility Fee or Fronting Fee, the Administrative Agent shall promptly notify the Co-Obligors’ Agent, the L/C Issuers and the Lenders thereof, and the Co-Obligors jointly and severally agree to pay to the Administrative Agent for the account of the applicable L/C Issuer or the Lenders (in the case of any underpayment) or the Lenders or the applicable L/C Issuer shall pay to the Administrative Agent for the account of the Co-Obligors (in the case of any overpayment), any amount due as a result of such reconciliation, on the next regularly occurring payment date for such fee.
     2.06 Computation of Interest and Fees.
     (a) All computations of interest when the Base Rate is determined by reference to Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days, and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Advance or Term Loan for the day on which the Advance or Term Loan is made, and shall not accrue on an Advance or Term Loan, or any portion thereof, for the day on which the Advance, such Term Loan or such portion is paid, provided that any Advance or Term Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes absent manifest error.
     (b) The Administrative Agent shall promptly notify the Co-Obligors’ Agent and the Lenders of the LIBO Rate applicable to any Interest Period upon determination of such interest rate. The determination of LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Advances accruing interest based on the Base Rate are outstanding, the Administrative Agent shall notify the Co-Obligors’ Agent and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
8 Year Series C Letter of Credit and Term Loan Agreement

     2.07 Evidence of Debt.
     (a) The Credit-Linked Deposits, the Credit Extensions made by the L/C Issuers, the participations of each Lender therein and any Advances and Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the L/C Issuers, such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the L/C Issuers, the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit-Linked Deposits, the Credit Extensions made by the L/C Issuers and any Advances and Term Loans made by each Lender and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Co-Obligors hereunder to pay any amount owing with respect to the Credit Obligations. In the event of any conflict between the accounts and records maintained by any L/C Issuer or any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     (b) In addition to the accounts and records referred to in subsection (a), (i) the Credit-Linked Deposit of, and the obligation of the Co-Obligors to pay Advances to, each Lender shall be evidenced by a Credit-Linked Note in the form of Exhibit D attached hereto (a “Credit-Linked Note”), executed by the Administrative Agent and by the Co-Obligors, and (ii) the Term Loans of a Lender shall be evidenced by a Term Note in the form of Exhibit F attached hereto (a “Term Note”), executed by the Co-Obligors.
     2.08 Payments Generally.
     (a) All payments to be made by the Co-Obligors hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to Credit Obligations denominated in an Alternative Currency as to which payment to an L/C Issuer in such Alternative Currency is permitted hereunder, all payments by the Co-Obligors hereunder to be made directly to the applicable L/C Issuer shall be made to such L/C Issuer in accordance with its payment instructions in Same Day Funds and in Dollars, not later than the times and on the dates specified herein. Except as otherwise expressly provided herein and except with respect to such payments to be made directly to the applicable L/C Issuer, all payments by the Co-Obligors hereunder (other than payments in Alternative Currencies) shall be made to the Administrative Agent, for the account of the respective Lenders or the applicable L/C Issuer to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 11:00 a.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Co-Obligors hereunder with respect to Credit Obligations denominated in an Alternative Currency as to which payment in such Alternative Currency to an L/C Issuer is permitted hereunder shall be made to the Administrative Agent, for the account of the applicable L/C Issuer, at the Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. The Administrative Agent will promptly distribute to the applicable L/C Issuer its applicable share as provided herein, or to each Lender its Pro Rata Share (or other applicable share as provided herein), of such payment in like funds and in the applicable currency as received by wire transfer to the applicable L/C Issuer in accordance with its payment instructions
8 Year Series C Letter of Credit and Term Loan Agreement

or by wire transfer to the applicable Lender at its Lending Office. All payments received by the Administrative Agent (i) after 11:00 a.m., or by an L/C Issuer after the time specified herein or in any L/C Issuer Document in the case of payments in Dollars, or (ii) later than the Applicable Time specified by the Administrative Agent or the applicable L/C Issuer in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) If any payment to be made by the Co-Obligors shall come due on a day other than a Business Day, or any other date specified hereunder would otherwise occur on a day other than a Business Day, then except as otherwise provided herein, such payment shall be made, or other date shall occur, on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (c) The obligations of the Lenders hereunder to fund Participations in Credits are several and not joint. The failure of any Lender to fund its Participation on the Closing Date with its Credit-Linked Deposit shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so purchase its Participation.
     (d) Nothing herein shall be deemed to obligate any Lender to obtain the funds for the Credit-Linked Deposit in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Credit-Linked Deposit in any particular place or manner.
     2.09 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans or Advances made by it, or the participations in Credit Obligations held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans or Advances and subparticipations in Credit Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans or Advances and other amounts owing them, provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Co-Obligors pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans or Advances or subparticipations in Credit Obligations to any assignee or participant, other than to the Co-Obligors, the Co-Obligors’ Agent, or any Subsidiary thereof (as to which the provisions of this Section shall apply). Each of the Company and the Co-Obligors consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation or subparticipation pursuant to the foregoing arrangements may exercise against the Company or such Co-Obligor rights of
8 Year Series C Letter of Credit and Term Loan Agreement

setoff and counterclaim with respect to such participation or subparticipation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation or subparticipation.
     2.10 Appointment of the Company as Co-Obligors’ Agent. Each Co-Obligor hereby irrevocably appoints the Company as its agent (in such capacity, the “Co-Obligors’ Agent”) for all purposes relevant to this Agreement and each of the other Credit Documents, including (i) the giving and receipt of notices, and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Co-Obligors, or by each Co-Obligor acting singly, shall be valid and effective if given or taken only by the Co-Obligors’ Agent, whether or not any such other Co-Obligor joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Co-Obligors’ Agent in accordance with the terms of this Agreement shall be deemed to have been delivered to each Co-Obligor.
ARTICLE III
TAXES AND YIELD PROTECTION
     3.01 Taxes. (a) Any and all payments by or on account of any Credit Party to or for the account of the Administrative Agent, any L/C Issuer or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of the Administrative Agent, each L/C Issuer and each Lender, and in each case including interest, penalties, additions to tax and any similar liabilities with respect thereto, (i) Taxes imposed on or measured by its overall net income (or Taxes imposed on or measured by gross income in lieu of net income), and franchise Taxes imposed on it in lieu thereof, by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent, such L/C Issuer or such Lender, as the case may be, is organized or maintains a lending office, (ii) any Taxes that would not have been imposed with respect to any payment under any Credit Document had the Administrative Agent, such L/C Issuer or such Lender, as the case may be, not had any connection with United States, the Netherlands or any territory or political subdivision thereof other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Credit Documents, (iii) any withholding Taxes that are imposed on amounts payable to the Administrative Agent, such L/C Issuer or such Lender at the time it becomes a party hereto (including, for the sake of avoiding ambiguity, by becoming a party hereto after the Closing Date through the acquisition of an interest in any of the Credit Obligations pursuant to an assignment described in Section 10.06 hereof), and (iv) any withholding or backup withholding Taxes that would not have been imposed but for the unreasonable delay or failure by the Administrative Agent, such L/C Issuer or such Lender, as the case may be, to deliver a Tax Form or otherwise comply with its obligations hereunder, which delay or failure causes the imposition or increase of any such Tax (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes”). If the Co-Obligors shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent, any L/C Issuer or any Lender, (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the
8 Year Series C Letter of Credit and Term Loan Agreement

Administrative Agent, such L/C Issuer or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Co-Obligors shall make such deductions, (iii) the Co-Obligors jointly and severally agree to pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Co-Obligors’ Agent shall furnish to the Administrative Agent (which shall promptly forward the same to such L/C Issuer or such Lender) the original or a certified copy of a receipt evidencing payment thereof.
     (a) In addition, the Co-Obligors jointly and severally agree to pay any and all present or future stamp, court or documentary Taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).
     (b) The Co-Obligors jointly and severally agree to indemnify the Administrative Agent, each L/C Issuer and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent, such L/C Issuer and such Lender, and (ii) any liability (including additions to Tax, penalties, interest and expenses) arising therefrom or with respect thereto. A certificate as to any additional amount payable to any L/C Issuer, any Lender or the Administrative Agent under this Section 3.01 submitted to the Co-Obligors and the Administrative Agent (if a L/C Issuer or a Lender is so submitting) by such L/C Issuer, such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to be determine such amount and shall, absent manifest error, be final, and conclusive and binding upon all parties hereto. Payment under this subsection (c) shall be made within 30 days after the date such L/C Issuer, such Lender or the Administrative Agent makes a demand therefor and provides the certificate referenced in the preceding sentence or as promptly as possible thereafter.
     (d) If the Indemnified Taxes or Other Taxes with respect to which the Co-Obligors have made either a direct payment to the taxation or other authority or an indemnification payment hereunder are subsequently refunded to any L/C Issuer or any Lender, such L/C Issuer or such Lender will return to the Co-Obligors, if no Event of Default has occurred and is continuing, an amount equal to the lesser of the indemnification payment or the refunded amount, net of all reasonable and documented out-of-pocket expenses of the Administrative Agent, such Lender or the applicable L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Co-Obligors jointly and severally agree, upon the request of the Administrative Agent, such Lender or the applicable L/C Issuer, to repay the amount paid over to the applicable Co-Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the applicable L/C Issuer in the event the Administrative Agent, such Lender or the applicable L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company, any Co-Obligor or any other Person.
8 Year Series C Letter of Credit and Term Loan Agreement

     3.02 Increased Cost and Reduced Return; Capital Adequacy. (a) If any L/C Issuer or any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such L/C Issuer’s or such Lender’s compliance therewith, there shall be any increase in the cost to such L/C Issuer or such Lender of issuing or participating in Credits or the funding or maintaining Term Loans or Advances, or a reduction in the amount received or receivable by such L/C Issuer or such Lender in connection with the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 3.01 shall govern), or (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such L/C Issuer or such Lender is organized or has its Lending Office), then from time to time upon demand of such L/C Issuer or such Lender (with a copy of such demand to the Administrative Agent), the Co-Obligors jointly and severally agree to pay to such L/C Issuer or such Lender such additional amounts as will compensate such L/C Issuer or such Lender for such increased cost or reduction; provided that such compensation will be limited to (A) the period commencing not more than 120 days prior to the date of such demand or (B) any longer period of retroactive effect of any such change or requirement for compliance if such demand is made 120 days or less after such change or requirement for compliance.
     (a) If any L/C Issuer or any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such L/C Issuer or such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such L/C Issuer or such Lender or any corporation controlling such L/C Issuer or such Lender as a consequence of such L/C Issuer’s or such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such L/C Issuer’s or such Lender’s desired return on capital), then from time to time upon demand of such L/C Issuer or such Lender (with a copy of such demand to the Administrative Agent), the Co-Obligors jointly and severally agree to pay to such L/C Issuer or such Lender such additional amounts as will compensate such L/C Issuer or such Lender for such reduction; provided that such compensation will be limited to (A) the period commencing not more than 120 days prior to the date of such demand or (B) any longer period of retroactive effect of any such change or requirement for compliance if such demand is made 120 days or less after such change or requirement for compliance.
     3.03 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund LIBO Rate Term Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Co-Obligors’ Agent through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Term Loans shall be suspended until such Lender notifies the Administrative Agent and the Co-Obligors’ Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Co-Obligors jointly and severally agree, upon demand from such Lender (with a copy to the Administrative Agent), to prepay the Term Loans of such Lender, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Term Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Term Loans. Upon any such prepayment or conversion, the Co-Obligors jointly and severally agree to also pay accrued interest on the amount so prepaid or converted.
8 Year Series C Letter of Credit and Term Loan Agreement

     3.04 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent), or demand of the Administrative Agent, from time to time, the Co-Obligors jointly and severally agree to promptly compensate such Lender or the Administrative Agent, as applicable, for and hold such Lender or the Administrative Agent harmless from any loss, cost or expense incurred by it as a result of:
     (a) any payment or prepayment of any LIBO Rate Term Loan or Advance on a day other than the last day of the Interest Period for such Term Loan or Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any reduction of the Total Credit-Linked Deposits on a day other than the last day of an Interest Period therefor;
     (c) any failure by the Co-Obligors to prepay or borrow any Term Loan on the date or in the amount notified by the Co-Obligors’ Agent; or
     (d) any assignment of a LIBO Rate Term Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Co-Obligors’ Agent pursuant to Section 3.07;
     including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. The Co-Obligors jointly and severally agree to also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by the Co-Obligors to the Lenders under this Section 3.04, each Lender shall be deemed to have funded each LIBO Rate Term Loan made by it at the LIBO Rate used in determining the LIBO Rate for such Term Loan by a matching deposit or other borrowing in the London interbank LIBOR market for a comparable amount and for a comparable period, whether or not such LIBO Rate Term Loan was in fact so funded.
     3.05 Matters Applicable to All Requests for Compensation. A certificate of the Administrative Agent, any L/C Issuer or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent, any L/C Issuer or any Lender may use any reasonable averaging and attribution methods.
     3.06 Survival. All of the Co-Obligors’, Co-Obligors’ Agent and any other Credit Party’s obligations under this Article III shall survive termination of the Credit-Linked Deposits and repayment of all Credit Obligations and all other amounts due hereunder.
     3.07 Replacement of Lenders. On each occasion that a Lender either makes a demand for compensation pursuant to Section 3.02 in an amount in excess of the amount that the Co-Obligors would have had to pay pursuant to such Section if such Lender’s Credit-Linked Deposit or Term Loan was held by a Lender with respect to which no such amounts would then be payable pursuant to such Section, or if a Lender’s obligations to make LIBO Rate Term Loans under Section 3.03 are suspended, the Co-Obligors’ Agent may, upon at least ten Business Days’ prior written notice by the Co-Obligors’ Agent to each L/C Issuer, each such Lender and the
8 Year Series C Letter of Credit and Term Loan Agreement

Administrative Agent, in whole permanently replace the Credit-Linked Deposit or Term Loan of such Lender; provided that, the Co-Obligors shall replace such Credit-Linked Deposit or Term Loan with the Credit-Linked Deposit or Term Loan of (a) any other Lender, or, if no other Lender shall agree to replace such Lender (within 30 days after being offered such option), or (b) a substitute lending institution which is an Eligible Assignee (in each case, a “Replacement Lender”). Such Replacement Lender shall, upon the effective date of replacement, purchase the Credit-Linked Deposit or Term Loan of, and the Credit Obligations owed to, such replaced Lender for the aggregate amount thereof and shall thereupon for all purposes become a “Lender” hereunder. Such notice from the Co-Obligors’ Agent shall specify an effective date for the replacement of such Lender, which date shall not be earlier than the tenth day after the day such notice is given. On the effective date of any replacement of such Lender pursuant to this Section 3.07 and in accordance with the terms of Section 10.06, the Co-Obligors jointly and severally agree to pay to the Administrative Agent for the account of such Lender (i) any fees or other amounts due to such Lender to the date of such replacement, (ii) accrued interest on the principal amount of outstanding Borrowings and the Credit-Linked Deposit or Term Loan held by such Lender to the date of such replacement, (iii) any Prepayment Premium that would have been payable to such Lender if the Co-Obligors had terminated this Agreement and returned the Credit-Linked Deposits on such date and (iv) any other amount or amounts payable to such Lender pursuant to this Section 3.07. Upon the effective date of replacement of any Lender pursuant to this Section 3.07, such Lender shall cease to be a “Lender” hereunder, without any other or further act or deed on the part of any other Lender. No such replacement of any such Lender, the purchase of such Lender’s Borrowings, Credit-Linked Deposit or Term Loans pursuant to this Section 3.07 shall affect (x) any liability or obligation of the Co-Obligors, the Co-Obligors’ Agent or any other Lender to such replaced Lender which accrued on or prior to the date of such termination or (y) such replaced Lender’s rights hereunder in respect of any such liability or obligation.
     3.08 Compensation for Losses. Upon demand of any L/C Issuer (with a copy to the Administrative Agent) from time to time, the Co-Obligors jointly and severally agree to promptly compensate such L/C Issuer for and hold such L/C Issuer harmless from any loss, cost or expense incurred by it as a result of any failure by the Co-Obligors to make payment of any drawing under any Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, including any foreign exchange losses. The Co-Obligors jointly and severally agree to also pay any customary administrative fees charged by such L/C Issuer in connection with the foregoing.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Credit-Linked Deposits and Initial Credit Extension. The obligation of each Lender to fund its Credit-Linked Deposit and the obligation of each L/C Issuer to make its initial Credit Extension hereunder are subject to satisfaction or waiver of the following conditions precedent:
     (a) The Administrative Agent’s and Lenders’ special counsel’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer or Secretary or Assistant
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Secretary, as applicable of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent, the L/C Issuers, the Lenders and their respective legal counsel:
          (i) (A) executed counterparts of this Agreement and the Guaranties, sufficient in number for distribution to the Administrative Agent, the L/C Issuers, each Lender and the Credit Parties and (B) executed Credit-Linked Notes in favor of the Lenders;
          (ii) (A) certified copies of the certificate or articles of incorporation and bylaws of the Company, each Co-Obligor and Chicago Bridge & Iron Company B.V., and (B) such certificates of resolutions or other action, incumbency certificates and/or other certificates of the secretary or assistant secretary of each such Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer or Authorized Representative thereof authorized to act as a Responsible Officer or Authorized Representative in connection with this Agreement and the other Credit Documents to which such Credit Party is a party;
          (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Company, each Co-Obligor and Chicago Bridge & Iron Company B.V. are each duly organized or formed and validly existing and in good standing in the jurisdiction of its organization or formation, and that each such Credit Party is in good standing and qualified to engage in business in each other state in which such Person is qualified to do business and to the extent available a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each such jurisdictions, each dated a recent date prior to the Closing Date;
          (iv) a certificate signed by a Responsible Officer of the Company certifying that the conditions specified in Sections 4.02(a), (b), (c), and (d) have been satisfied;
          (v) opinions of counsel to the Company, each Co-Obligor and Chicago Bridge & Iron Company B.V., addressed to the Administrative Agent, the L/C Issuers and each Lender, as to the matters set forth in Exhibit C-1, Exhibit C-2 and Exhibit C-3 and such other matters concerning the Credit Parties and the Credit Documents as the L/C Issuers or the Required Lenders may reasonably request;
          (vi) opinions of counsel to the Administrative Agent, addressed to the Administrative Agent, the L/C Issuers and each Lender, as to the matters set forth in Exhibit C-4 and Exhibit C-5 and such other matters as the Required Lenders may reasonably request;
          (vii) opinion of special counsel to the Lenders, addressed to each Lender, as to the matters set forth in Exhibit C-6 and such other matters as the Required Lenders may reasonably request;
          (viii) a certificate of a Responsible Officer of the Company, each Co-Obligor and Chicago Bridge & Iron Company B.V., either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Credit Party and the validity against such Credit Party of the Credit Documents to which it is a
8 Year Series C Letter of Credit and Term Loan Agreement

party, and certifying that such consents, licenses and approvals are in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and
          (ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers or the Required Lenders reasonably may require.
     (b) Any fees required to be paid hereunder or under the Fronting Fee Letters on or before the Closing Date shall have been paid.
     (c) The Co-Obligors shall have paid all reasonable Attorney Costs of (i) the Administrative Agent, and (ii) the special counsel to the Lenders, in each case to the extent invoiced prior to or on the Closing Date.
     (d) The Closing Date shall have occurred on or prior to November 6, 2006.
     (e) On the Closing Date, each Lender’s purchase of its Participation shall (i) be permitted by the laws and regulations of each jurisdiction to which such Lender is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the FRB) and (iii) not subject such Lender to any Tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by each Lender, such Lender shall have received an Officer’s Certificate certifying as to such matters of fact as such Lender may reasonably specify to enable such Lender to determine whether such purchase is so permitted. The wire transfer of funds on the Closing Date by each Lender in the amount of its Credit-Linked Deposit to the Administrative Agent shall constitute its confirmation as to satisfaction of this condition with respect to such Lender.
     (f) A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for (i) the Credit-Linked Notes and (ii) the Term Notes, which Private Placement number shall not be in the series of numbers issued to Bank of America Corporation and its affiliates, including but not limited to Bank of America.
     (g) The L/C Issuers shall have received evidence satisfactory to them that each Lender, in respect of its Participation hereunder, has funded its Credit-Linked Deposit in accordance with Schedule 2.01.
     (h) Each Co-Obligor and the Administrative Agent shall have executed and delivered to each Lender such Lender’s Credit-Linked Note.
     (i) The Administrative Agent and Bank of America shall have executed and delivered the Money Market Account Agreement and each Lender shall have received a copy thereof.
8 Year Series C Letter of Credit and Term Loan Agreement

     (j) The Credit Parties shall not have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 7.01, 7.02, 7.03 or 7.10 hereof had such Sections applied since such date.
     (k) The Allocation Agreements executed in connection with this Agreement, the Five Year Series A LOC Agreement and the Five Year Series B LOC Agreement shall have been executed and delivered by the parties thereto and each Lender shall have received a copy thereof.
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each L/C Issuer to make any Credit Extension or honor any Request for Credit Extension, and to deem any Existing Credits to be issued and outstanding hereunder, is subject to the following conditions precedent:
     (a) The representations and warranties of the Company and each other Credit Party contained in Article V, or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct as of such earlier date.
     (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.
     (c) There has occurred since the date of December 31, 2005, no event or circumstance that either individually or in the aggregate has resulted in or would reasonably be expected to result in a Material Adverse Effect.
     (d) Both before and after giving effect to the Credit Extension, all Credits issued and outstanding hereunder are in full compliance with the Issuance Limits.
     (e) Except in the case of any automatic extension of any Auto-Extension Credit, the Administrative Agent and the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
     (f) In the case of any Credit Extension requested in conjunction with an Initial Allocation Notice, an Issuance Allocation Notice or a Reallocation Notice (as such terms are defined in the related Allocation Agreement), such allocation has been permitted pursuant to the terms of the related Allocation Agreement.
     (g) In the case of a Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable
8 Year Series C Letter of Credit and Term Loan Agreement

opinion of the Administrative Agent or the applicable L/C Issuer make it impracticable for such Credit to be denominated in the relevant Alternative Currency.
     (h) The Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent, the applicable L/C Issuer or the Required Lenders reasonably may require.
     Each Request for Credit Extension submitted by the Co-Obligors’ Agent shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (c) and (d) have been satisfied on and as of the date of the applicable Credit Extension.
     4.03 Conditions to Term Loans. The obligation of the Lenders to make any Term Loans is subject to the following conditions precedent:
     (a) The Administrative Agent shall have received in accordance with the provisions of Section 2.03(b) hereof an originally executed Request for Term Loans.
     (b) Each Co-Obligor, by a duly authorized Senior Responsible Officer, shall have executed and delivered to the Administrative Agent on the applicable Term Loan Issuance Date, for delivery to the Lenders, Term Notes to evidence such Term Loans, dated as of the Term Loan Issuance Date, in the aggregate principal amount of the Term Loans and with other appropriate insertions.
     (c) Except in connection with Advances that are converted to Term Loans under Section 2.03(b), the Administrative Agent shall have received opinions of counsel to the Company, the Co-Obligors and Chicago Bridge & Iron Company B.V., addressed to the Administrative Agent and each Lender, in substantially the same form as those opinions of counsel delivered on the Closing Date (with such modifications as are necessary to address the Term Notes then being issued).
     (d) Conditions Satisfied. The Company shall have delivered to the Administrative Agent an Officer’s Certificate, dated as of the applicable Term Loan Issuance Date, in form and substance satisfactory to the Administrative Agent, certifying that all conditions precedent set forth in Sections 4.02 and 4.03 have been satisfied on and as of the applicable Term Loan Issuance Date.
Each Request for Term Loans submitted by the Co-Obligors’ Agent or any Co-Obligor shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02 and Section 4.03 have been satisfied on and as of the date of the applicable Term Loan Issuance Date.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Company and each Co-Obligor, jointly and severally, represent and warrant to the Administrative Agent, the L/C Issuers and the Lenders that:
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     5.01 Organization; Power and Authority.
     The Company and each of its Material Subsidiaries is a corporation, limited liability company or partnership that is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which such qualification is required except for those jurisdictions in which failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect and all requisite power and authority to own lease, operate and encumber its property, to conduct its business as presently conducted and as proposed to be conducted, and to execute and deliver the Credit Documents to which it is a party, and in the case of the Co-Obligors, the Credit-Linked Notes and the Term Notes, and to perform the provisions hereof and thereof. Furthermore, the Company and each Subsidiary organized under the laws of the Netherlands is in compliance with the applicable provisions of the Dutch Banking Act and any implementing regulation including but not limited to the Dutch Exemption Regulation.
     5.02 Authorization, Etc.
     (a) This Agreement and each other Credit Document have been duly authorized by all necessary corporate action on the part of the Company and the Co-Obligors, and this Agreement constitutes, and each other Credit Document to which the Company or any Co-Obligors is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Company or such Co-Obligors enforceable against the Company or such Co-Obligors in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (b) Each Credit Document to which it is party has been duly authorized by all necessary corporate action on the part of each Subsidiary Guarantor, and each such Credit Document executed on the Closing Date constitutes, and each other Credit Document to which such Subsidiary Guarantor is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (c) To the extent Credits are being issued supporting obligations of the Company, any Subsidiary or other Affiliate, at the time of each such Credit Extension, such Credits do and will inure to the benefit of the Co-Obligors, and the Co-Obligors’ business (including its investments in its Subsidiaries and Affiliates) derives and will derive substantial benefits from the businesses of the Company, such Subsidiary or other Affiliate.
     5.03 Disclosure.
8 Year Series C Letter of Credit and Term Loan Agreement

     The Company, through its agent, BAS, has delivered to each Lender copies of the 2005 Form 10-K and a Private Placement Memorandum, dated October, 2006 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum and the 2005 Form 10-K fairly describe, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except for projections, as to which no representation or warranty is made, this Agreement, the Memorandum, the 2005 Form 10-K, the Second Quarter Form 10-Q, the documents, certificates or other writings delivered to the Lenders by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby and the financial statements listed on Schedule 5.05 (this Agreement, the Memorandum, the 2005 Form 10-K, the Second Quarter Form 10-Q and such documents, certificates or other writings and such financial statements delivered to the Lenders prior to October 18, 2006 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. The projections provided to the Lenders are based upon good faith estimates and assumptions believed at the time made by the Company to be reasonable. Except as disclosed in the Disclosure Documents, since December 31, 2005, there has been no change in the financial condition, operations, business, properties or prospects of the Company and its Subsidiaries taken as a whole, except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
     5.04 Organization and Ownership of Shares of Subsidiaries; Affiliates.
     (a) Schedule 5.04 contains (except as noted therein) complete and correct lists as of the Closing Date of (i) each of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) each of the Company’s Affiliates, other than its Subsidiaries and (iii) the directors and the Senior Responsible Officers of the Company, the Co-Obligors and the Subsidiary Guarantors.
     (b) As of the Closing Date, all of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown on Schedule 5.04 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except for any Permitted Lien or as otherwise disclosed on Schedule 5.04).
     (c) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.04 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
8 Year Series C Letter of Credit and Term Loan Agreement

     5.05 Financial Statements; Material Liabilities. The Company has delivered to the Administrative Agent and each Lender copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.05. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
     5.06 Compliance with Law, Other Instruments, Etc. The execution, delivery and performance by the Company and it Subsidiaries of this Agreement and the other Credit Documents will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, note purchase or credit agreement, or lease, its corporate charter or by-laws, or any other Material agreement or Material instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
     5.07 Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company and its Subsidiaries of this Agreement, the Credit-Linked Notes or the Term Notes or the other Credit Documents.
     5.08 Litigation; Observance of Agreements, Statutes and Orders.
     (a) Except as set forth on Schedule 5.08, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.09 Taxes. To the Company’s knowledge, the Company and its Subsidiaries have filed all Tax returns that are required to have been filed in any jurisdiction, and have paid all
8 Year Series C Letter of Credit and Term Loan Agreement

Taxes shown to be due and payable on such returns and all other Taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, except for any Taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with applicable GAAP standards. There is no basis for any other Tax or assessment that would reasonably be expected to have a Material Adverse Effect (provided that this representation shall not be deemed to have been breached until such time that payment of such other Tax or assessment results in such Material Adverse Effect). The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Taxes for all fiscal periods are adequate in accordance with applicable GAAP standards. The income Tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 1998.
     5.10 Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.05 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all Material respects.
     5.11 Licenses, Permits, Etc.
     (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are necessary for the operation of their respective businesses, without known conflict with the rights of others which could reasonably be expected to have a Material Adverse Effect.
     (b) To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
     (c) To the best knowledge of the Company, there is no violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     5.12 Compliance with ERISA. (a)The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred
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any liability pursuant to Title I or IV of ERISA or the penalty or excise Tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise Tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as could not be individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.
     (a) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities (i) in the case of any single Plan, by an amount which, if said Plan were terminated, would have a Material Adverse Effect after taking into account any governmental reimbursements, and (ii) in the case of all said Plans, by an amount which, if all said Plans were terminated, would have a Material Adverse Effect after taking into account any governmental reimbursements. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.
     (b) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
     (c) The expected obligation for postretirement benefits other than pensions (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, as amended by Financial Accounting Standards Board Statement No. 132, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries could not reasonably be expected to result in a Material Adverse Effect.
     (d) The execution and delivery of this Agreement and the issuance and sale of the Credit-Linked Notes and the Term Notes will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a Tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representations by the Company in the first sentence of this Section 5.12(e) and in Section 5.12(a) are made in reliance upon and subject to the accuracy of each Lender’s representations in Section 10.09(b) as to the sources of the funds used to pay the purchase price of its Participation under this Agreement.
     5.13 Private Offering by Company and the Co-Obligors. Neither the Company, the Co-Obligors, nor anyone acting on their behalf has offered the Credit-Linked Notes or Term Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Lenders and not more than fifty (50) other Institutional Investors, each of which has been offered the Credit-Linked Notes and Term Notes at a private sale for investment. Neither the Company, the
8 Year Series C Letter of Credit and Term Loan Agreement

Co-Obligors, nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Credit-Linked Notes or Term Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
     5.14 Use of Proceeds; Margin Regulations. The Co-Obligors will apply the proceeds from the Term Loans hereunder for general corporate purposes of the Company and its Subsidiaries. No part of the proceeds from the Credit Extensions hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company or any Co-Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5.0% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5.0% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     5.15 Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of June 30, 2006, which individually has an outstanding principal amount in excess of $500,000 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guarantee thereof, if any), from which date to the Closing Date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries or the incurrence of any additional Indebtedness with an aggregate principal amount in excess of $500,000, specifying in each case, whether such Indebtedness are obligations of which Subsidiary, and whether such Indebtedness are secured or unsecured. From June 30, 2006 to the Closing Date, there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Indebtedness of the Company or its Subsidiaries other than a scheduled payment under the Existing Note Purchase Agreement in the aggregate principal amount of $25,000,000. As of the Closing Date, neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any such Indebtedness of the Company or such            Subsidiary            and as of the Closing Date, no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. As of June 30, 2006 the aggregate amount of all other Indebtedness of the Company and its Subsidiary Guarantors did not exceed $2,000,000.
     (a) Except as disclosed on Schedule 5.15, as of the Closing Date neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 7.03.
8 Year Series C Letter of Credit and Term Loan Agreement

     5.16 Foreign Assets Control Regulations, etc. (a) Neither any Credit Extension to any Co-Obligor hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
     (b) Neither the Company nor any Subsidiaries or its Affiliates (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance with the USA Patriot Act.
     (c) No part of the proceeds from the sale of the Credit-Linked Notes or the Term Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, assuming in all cases that such Act applies to the Company.
     5.17 Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.
     5.18 Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
     (b) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
     (c) Neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws, in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.
     (d) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
     5.19 Solvency. The Company and its Subsidiaries, taken as a whole, are and, after giving effect to the transactions contemplated herein and the incurrence of the obligations hereunder on any date on which this representation is made, will be, Solvent.
8 Year Series C Letter of Credit and Term Loan Agreement

     5.20 Pari Passu. The Credit-Linked Notes and the Term Notes constitute senior Indebtedness of the Co-Obligors and rank pari passu in right of repayment with all other unsecured unsubordinated Indebtedness of the Co-Obligors. The obligations of the Subsidiary Guarantors under the Subsidiary Guaranty constitute senior Indebtedness of the Subsidiary Guarantors and rank pari passu in right of payment with all other unsecured unsubordinated Indebtedness of the Subsidiary Guarantors. The obligations of the Company under the Parent Guaranty constitute senior Indebtedness of the Company and rank pari passu in right of payment with all other unsecured unsubordinated Indebtedness of the Company.
     5.21 Compliance With Issuance Limits and L/C Issuer Sublimits. Both before and after giving effect to any Credit Extension, all Credits issued and outstanding hereunder are in full compliance with the Issuance Limits and the L/C Issuer Sublimit of each L/C Issuer.
ARTICLE VI
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Credit-Linked Deposit, any Credit-Linked Note or any Term Note hereunder or any Credit hereunder shall remain outstanding, the Company and the Co-Obligors jointly and severally covenant that:
     6.01 Financial and Business Information. The Company shall deliver to the Administrative Agent, the L/C Issuers and each of the Lenders, in form and detail reasonably satisfactory to the Required Lenders:
     (a) Quarterly Statements – within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of
          (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and
          (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such fiscal quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the specified dates being reported on and their consolidated results of operations and cash flows for the respective periods specified, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 6.01(a);
8 Year Series C Letter of Credit and Term Loan Agreement

     (b) Annual Statements – within 120 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of,
          (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and
          (ii) consolidated statements of income, shareholder’s equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by (A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the specified dates being reported upon and their consolidated results of operations and cash flows for the respective periods specified and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and (B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a breach of Sections 7.04, 7.05 or 7.06, and, if they are aware that any such condition or event then exists, specifying the period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any such breach unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with such accountant’s opinion and the certificate described in clause (b) above, shall be deemed to satisfy the requirements of this Section 6.01(b);
     (c) Outstanding Credits – not later than ten Business Days after the end of each quarter, the information with respect to the outstanding Credits as is required under Section 2.01(j);
     (d) SEC and Other Reports – promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole or to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material; provided that the Company shall be deemed to have made such delivery of such documents if it shall have timely made each such document available on “EDGAR” and on
8 Year Series C Letter of Credit and Term Loan Agreement

its home page on the worldwide web (at the date of this Agreement located at: http://www.cbi.com) and shall have given the Administrative Agent, each L/C Issuer and each Lender prompt notice (which may include notice by electronic communication) of such availability of additional information on EDGAR and on its home page in connection with each delivery;
     (e) Notice of Default or Event of Default – promptly, and in any event within ten Business Days after a Responsible Officer becoming aware of (i) the existence of any Default or Event of Default or (ii) that any Person has given any notice or taken any action with respect to a claimed default hereunder or (iii) that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 8.01(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
     (f) ERISA Matters – promptly, and in any event within ten Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate, including any Subsidiary Guarantor, proposes to take with respect thereto:
          (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
          (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate, including any Co-Obligor or Subsidiary Guarantor, of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
          (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate, including any Co-Obligor or Subsidiary Guarantor, pursuant to Title I or IV of ERISA or the penalty or excise Tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, including any Co-Obligor or Subsidiary Guarantor, pursuant to Title I or IV of ERISA or such penalty or excise Tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
     (g) Notices from Governmental Authority – promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and
     (h) Requested Information – with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company and its
8 Year Series C Letter of Credit and Term Loan Agreement

Subsidiaries to perform its obligations hereunder, under the Credit-Linked Notes and under the Term Notes, including without limitation and subject to Section 10.06, such information as is required by SEC Rule 144A under the Securities Act to be delivered to a prospective transferee of the Credit-Linked Notes or Term Notes, the ability of the Company to perform under the Parent Guaranty, or the ability of the Subsidiary Guarantors to perform under the Subsidiary Guaranty.
     Documents required to be delivered pursuant to this Section 6.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender, the Administrative Agent and each L/C Issuer have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such any documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent, each L/C Issuer and each Lender (by telecopier or electronic mail) of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the covenant compliance information required by Section 6.02(a). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Company hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuers and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the
8 Year Series C Letter of Credit and Term Loan Agreement

foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC.”
     6.02 Officer’s Certificate. Each set of financial statements delivered to the Administrative Agent, the L/C Issuers and each of the Lenders pursuant to Section 6.01(a) or Section 6.01(b) hereof shall be accompanied by a certificate of a Senior Financial Officer of the Company setting forth:
     (a) Covenant Compliance – the information (including reasonably detailed calculations) required in order to establish whether the Company and its Subsidiaries were in compliance with the requirements of Sections 7.04 through 7.07, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
     (b) Event of Default – a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company and its Subsidiaries shall have taken or proposes to take with respect thereto.
     6.03 Inspection. The Company and each Co-Obligor shall, and shall cause each of its Subsidiaries to, permit the representatives of each Lender:
     (a) No Default – if no Default or Event of Default then exists, at the expense of such Lender and upon reasonable prior written notice to the Company, to visit the principal administrative office of the Company or any Co-Obligor, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and with the consent of the Company (which consent shall not be unreasonably withheld or delayed) its independent public accountants, and with the consent of the Company (which consent shall not be unreasonably withheld or delayed) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times during normal business hours and as often as may be reasonably requested in writing; and
     (b) Default – if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and abstracts therefrom (while continuing to maintain the confidentiality of such information pursuant to Section 10.07 hereof), and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the
8 Year Series C Letter of Credit and Term Loan Agreement

Company authorizes said accountants to discuss, the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
     6.04 Compliance with Laws. The Company and each Co-Obligor (a) will and will cause each of their Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and (b) will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     6.05 Insurance. The Company and each Co-Obligor will, and will cause each of their Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
     6.06 Maintenance of Properties. The Company and each Co-Obligor will, and will cause each of their Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 6.06 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company and the Co-Obligors have concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     6.07 Payment of Taxes and Claims. The Company and each Co-Obligor will, and will cause each of their Subsidiaries to, file all Tax returns required to be filed in any jurisdiction and to pay and discharge all Taxes shown to be due and payable on such returns and pay all other Taxes, and assessments imposed on them or any of their properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such Tax or assessment or claims (i) if the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, diligently conducted, and the Company or a Subsidiary has established adequate reserves therefor in accordance with applicable GAAP standards on the books of the Company or such Subsidiary, or (ii) the nonpayment of all such Taxes, assessments and claims, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
8 Year Series C Letter of Credit and Term Loan Agreement

     6.08 Corporate Existence, Etc. Except as permitted by Section 7.02, the Company and each Co-Obligor will at all times preserve and keep in full force and effect its corporate existence, and the Company and each Co-Obligor will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or another Subsidiary as permitted under Section 7.02) and all rights and franchises of the Company and its Subsidiaries, unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
     6.09 Books and Records. The Company and each Co-Obligor will, and will cause each of their Subsidiaries to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in Material conformity with all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, such Co-Obligor or such Subsidiary, as the case may be.
     6.10 Purpose of Credits. Each Credit shall be used directly or indirectly to cover a default in (a) the performance of any non-financial or commercial obligations of the Company, the Co-Obligors or any Subsidiary or other Affiliate of the Company under specific contracts, including a Credit issued in favor of a bank or other surety who in connection therewith issues a guarantee or similar undertaking, performance bond, surety bond or other similar instrument that covers a default in the performance of any non-financial or commercial obligations under specific contracts or the payment of any financial contractual obligation, or (b) the payment of any financial contractual obligation of the Company or any Subsidiary or other Affiliate.
     6.11 Pari Passu. The Credit-Linked Notes and the Term Notes and all other obligations under this Agreement of the Co-Obligors are and at all times shall remain direct and unsecured obligations ranking pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Co-Obligors. The obligations of the Subsidiary Guarantors under the Subsidiary Guaranty are and at all times shall remain direct and unsecured obligations ranking pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Subsidiary Guarantors. The obligations of the Company under the Parent Guaranty constitute senior Indebtedness of the Company and rank pari passu in right of payment with all other unsecured unsubordinated Indebtedness of the Company.
     6.12 Execution of Additional Subsidiary Guaranties. In the event that any Person becomes a guarantor, borrower or obligor under the Credit Agreement or the Existing Note Purchase Agreement after the date hereof, the Company will (i) promptly notify the Administrative Agent, the L/C Issuers and the Lenders of that fact, (ii) cause such guarantor, borrower or obligor to execute and deliver to the L/C Issuers and Lenders a counterpart of the Subsidiary Guaranty, and (iii) deliver such opinions and other documents, instruments and certificates similar in scope to those in fact delivered to the administrative agent and lenders under the Credit Agreement in connection with such Person becoming a guarantor, borrower or obligor thereunder, if any.
8 Year Series C Letter of Credit and Term Loan Agreement

     6.13 Conversions Into Term Loans. Within thirty days after the issuance of a Term Loan as a result of the conversion of an Advance to a Term Loan under Section 2.03(b), the Company shall deliver to the Administrative Agent opinions of counsel to the Credit Parties, addressed to the Administrative Agent and each Lender, in substantially the same form as those opinions of counsel delivered on the Closing Date (with such modifications as are necessary to address the Term Notes then being issued).
ARTICLE VII
NEGATIVE COVENANTS
     So long as any Lender shall have any Credit-Linked Deposit, any Credit-Linked Note or any Term Note hereunder or any Credit shall remain outstanding, the Company and the Co-Obligors jointly and severally covenant that:
     7.01 Transactions with Affiliates. The Company and the Co-Obligors will not and will not permit any of their Subsidiaries to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company, another Co-Obligor or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s, the Co-Obligors’ or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company, the Co-Obligors or such Subsidiary than could be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
     7.02 Merger, Consolidation, Sale of Assets, etc. (a) The Company and the Co-Obligors will not, and will not permit any of their Subsidiaries to, consolidate with or merge with any other Person unless immediately after giving effect to any consolidation or merger no Default or Event of Default (including, without limitation, under Section 8.01(l)) would exist and:
          (i) in the case of a consolidation or merger of the Company, the successor corporation which results from such consolidation or the survivor of such merger (the “surviving corporation”), if not the Company, (A) shall be a solvent corporation organized and existing under the laws of the Kingdom of the Netherlands or the United States of America, (B) shall have executed and delivered to the L/C Issuers, the Administrative Agent and each Lender in writing its assumption of all obligations hereunder and under the other Credit Documents, and the performance and observation of all covenants in this Agreement to be performed or observed by the Company hereunder and under the other Credit Documents, (C) shall furnish to the L/C Issuers, the Administrative Agent and such Lenders a customary opinion of independent counsel reasonably satisfactory to the Lenders, to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms and complies with the terms hereof, and (D) each Co-Obligor shall remain a Wholly-Owned Subsidiary of such surviving corporation;
8 Year Series C Letter of Credit and Term Loan Agreement

          (ii) in the case of a consolidation or merger of any Co-Obligor, the successor corporation which results from such consolidation or the survivor of such merger (the “surviving corporation”), if not such Co-Obligor, shall (A) be a solvent corporation organized and existing under the laws of the United States, (B) have executed and delivered to the L/C Issuers, the Administrative Agent and each Lender in writing its assumption of the due and punctual payment of all Credit Obligations, and the due and punctual performance and observation of all covenants in this Agreement, the Credit-Linked Notes and the Term Notes, to be performed or observed by such Co-Obligor hereunder and under the other Credit Documents, and (C) furnish to the L/C Issuers, the Administrative Agent and such Lenders a customary opinion of independent counsel reasonably satisfactory to the Lenders, to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms and complies with the terms hereof;
          (iii) in the case of a consolidation or merger of any Subsidiary Guarantor, the surviving or continuing corporation is a Co-Obligor or another Subsidiary Guarantor;
          (iv) in the case of a consolidation or merger of any Subsidiary other than a Co-Obligor or a Subsidiary Guarantor, such Subsidiary may (x) merge into the Company, a Co-Obligor or a Subsidiary Guarantor (provided that the Company, such Co-Obligor or such Subsidiary Guarantor is the surviving corporation) or another Wholly-Owned Subsidiary or (y) merge or consolidate with any Person in a transaction that is permitted by Section 7.02(c) or, as a result of which, such Person becomes a Subsidiary; and
          (v) in the case of each of clauses (i) and (ii), the Company, such Co-Obligor or such successor, as the case may be, could incur $1.00 of additional Indebtedness.
     (b) The Company and the Co-Obligors will not, and will not permit any of their Subsidiaries to, convey, transfer, sell or lease (as lessor) all or substantially all of its assets in a single transaction or series of transactions to any Person unless, subject to Section 8.01(l), immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and:
          (i) the successor corporation to which all or substantially all of the Company’s assets have been sold, leased or transferred (the “successor corporation”), if not the Company, (A) shall be a solvent corporation organized and existing under the laws of the Kingdom of the Netherlands or the United States of America, (B) shall have executed and delivered to the L/C Issuers, the Administrative Agent and each Lender in writing its assumption of all obligations hereunder and under the other Credit Documents, and the performance and observation of all covenants in this Agreement to be performed or observed by the Company hereunder and under the other Credit Documents, (C) shall furnish to the L/C Issuers, the Administrative Agent and such Lenders a customary opinion of independent counsel reasonably satisfactory to the Lenders, to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the successor corporation enforceable in accordance with its terms and complies with the terms hereof, and (D) each Co-Obligor shall remain a Wholly-Owned Subsidiary of such successor corporation;
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          (ii) the successor corporation to which all or substantially all of any Co-Obligor’s assets have been sold, leased or transferred (the “successor corporation”), if not such Co-Obligor, (A) shall be a solvent corporation organized and existing under the laws of the United States, (B) shall have executed and delivered to the L/C Issuers, the Administrative Agent and each Lender in writing its assumption of the due and punctual payment of all Credit Obligations, and the due and punctual performance and observation of all covenants in this Agreement, the Credit-Linked Notes and the Term Notes, to be performed or observed by such Co-Obligor hereunder and under the other Credit Documents, and (C) furnish to the L/C Issuers, the Administrative Agent and such Lenders a customary opinion of independent counsel reasonably satisfactory to the Lenders, to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the successor corporation enforceable in accordance with its terms and complies with the terms hereof;
          (iii) in the case of such a conveyance, transfer, sale or lease by any Subsidiary Guarantor, the successor corporation is a Co-Obligor or another Subsidiary Guarantor;
          (iv) in the case of such a conveyance, transfer, sale or lease by any Subsidiary other than a Co-Obligor or a Subsidiary Guarantor, such Subsidiary may (x) sell, transfer or lease all or any part of its assets to the Company, a Co-Obligor or a Subsidiary Guarantor or another Wholly-Owned Subsidiary, or (y) sell, transfer or lease all or substantially all of its assets to, any Person in a transaction that is permitted by Section 7.02(c) or, as a result of which, such Person becomes a Subsidiary; and
          (v) in the case of each of clauses (i) and (ii), the Company, such Co-Obligor or such successor, as the case may be, could incur $1.00 of additional Indebtedness.
     No such conveyance, transfer or lease of all or substantially all of the assets of the Company, any Co-Obligor or any Subsidiary Guarantor shall have the effect of releasing the Company, any Co-Obligor or any Subsidiary Guarantor or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 7.02 from its liability under this Agreement or the Credit Documents.
     (c) Except as permitted by Section 7.02(b), the Company will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”), any assets, including capital stock of Subsidiaries, in one or more transactions, to any Person, other than (i) Dispositions in the ordinary course of business, including Dispositions of obsolete equipment, (ii) Dispositions in connection with Permitted Sale and Leaseback Transactions, (iii) the sale or other disposition of those certain assets acquired from Pitt-Des Moines Inc. and identified in a ruling dated as of July 12, 2003 by the Federal Trade Commission requiring the divestiture of such assets so long as the aggregate book value of such assets described in this clause (iii) does not exceed $15,000,000 and the sale of such assets is on terms ordered by the Federal Trade Commission or otherwise reasonably acceptable to the Required Lenders, and (iv) Dispositions not otherwise permitted by this Section 7.02(c), provided that the aggregate net book value of all assets so disposed of in any fiscal year pursuant to this Section 7.02(c)(iv) does not exceed 15% of Consolidated Total Assets as of the end of the immediately preceding fiscal year. Notwithstanding the foregoing, the Company may make, or
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may permit any Subsidiary to make, a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (iv) of the preceding sentence to the extent that the net proceeds from such Disposition are within 365 days of such Disposition (x) reinvested in productive assets consistent with Section 7.08 or (y) applied to the payment or prepayment of any outstanding Indebtedness ranking pari passu with the Indebtedness hereunder (other than Indebtedness owing to the Company, any of its Subsidiaries or any Affiliate or in respect of any revolving credit or similar credit facility providing the Company or any of its Subsidiaries with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Indebtedness the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Indebtedness).
     7.03 Liens. The Company will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset of the Company or any such Subsidiary, whether now owned or hereafter acquired, or            any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except for the following (which are collectively referred to as “Permitted Liens”):
     (a) Liens for Taxes, assessments or governmental charges not then due and delinquent or the nonpayment of which is permitted by Section 6.07;
     (b) any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay;
     (c) Liens incidental to the normal conduct of business of the Company or any Subsidiary or the ownership of its property that are not incurred in connection with the incurrence of Indebtedness or the borrowing of money and that do not in the aggregate materially impair the use of such property in the operation of the business of the Company and its Subsidiaries, taken as a whole, or the value of such property for the purpose of such business;
     (d) encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way and other rights and restrictions of record on the use of real property, minor survey exceptions and defects in title incidental to the ownership of property or assets or to the ordinary conduct of business, which, individually and in the aggregate, do not materially impair the use of the property or assets subject thereto;
     (e) Liens existing as of the Closing Date that are listed on Schedule 7.03;
     (f) the extension, renewal or replacement of any Lien permitted by Section 7.03(e), provided that (i) there is no increase in the principal amount or a shortening of maturity of the Indebtedness secured thereby at the time of such extension, renewal or replacement, and (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien;
     (g) Liens (i) existing on property at the time of its acquisition or construction by the Company or a Subsidiary and not created in contemplation thereof, whether or not the Indebtedness secured by such Lien is assumed by the Company or a Subsidiary; or (ii) on
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property created contemporaneously or within 180 days of the acquisition or completion of construction or improvement thereof to secure or provide for all or a portion of the purchase price or cost of construction or improvement of such property after the Closing Date; or (iii) existing on property of a Person at the time such Person is merged or consolidated with, or becomes a Subsidiary of, or substantially all of its assets are acquired by, the Company or a Subsidiary and not created in contemplation thereof; provided that in the case of clauses (i), (ii) and (iii) such Liens do not extend to additional property of the Company or any Subsidiary (other than property that is an improvement to or is acquired for specific use in connection with the subject property) and the aggregate principal amount of Indebtedness secured by each such Lien does not exceed the fair market value (determined in good faith by one or more officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors of the Company);
     (h) Liens securing Indebtedness of a Subsidiary to the Company or another Wholly-Owned Subsidiary; and
     (i) in addition to the Liens permitted by the preceding clauses (a) through (h) of this Section 7.03, Liens securing Indebtedness of the Company or a Subsidiary that is permitted to be outstanding pursuant to Sections 7.07 and 7.11, provided that the outstanding aggregate principal amount of Indebtedness secured by such Liens does not at any time exceed 20% of Consolidated Net Worth.
     7.04 Maximum Leverage Ratio. As of the last day of each fiscal quarter, the Company shall not permit the ratio (the “Leverage Ratio”) of (i) all Adjusted Indebtedness of the Company and its Subsidiaries to (ii) EBITDA to be greater than 3.00 to 1.00 for the four-quarter period ending on such date.
     The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Adjusted Indebtedness, Adjusted Indebtedness as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for the four-quarter period ending on such day, calculated, with respect to any acquisitions permitted hereunder, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such permitted acquisition, broken down by fiscal quarter in the Company’s reasonable judgment and satisfactory to the Administrative Agent.
     7.05 Minimum Fixed Charge Coverage Ratio. The Company and its consolidated Subsidiaries shall maintain a ratio (“Fixed Charge Coverage Ratio”), without duplication, of Consolidated Net Income Available for Fixed Charges to Consolidated Fixed Charges for the period of four fiscal quarters ending on the last day of each fiscal quarter, of at least 1.75 to 1.00 as of the end of such fiscal quarter for the period commencing with the fiscal quarter ending on June 30, 2006 through the Maturity Date.
     If, during the period for which Consolidated Net Income Available for Fixed Charges and Consolidated Fixed Charges are being calculated, the Company or any Subsidiary has acquired any Person (or the assets thereof) resulting in such Person becoming or otherwise resulting in a Subsidiary, compliance with this Section 7.05 shall be determined by calculating Consolidated Net Income Available for Fixed Charges and Consolidated Fixed Charges on a pro forma basis
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as if such Subsidiary had become such a Subsidiary on the first day of such period and any Indebtedness incurred in connection therewith was incurred on such date.
     7.06 Minimum Consolidated Net Worth. The Company shall not permit its Consolidated Net Worth at any time to be less than (i) the sum of (a) $375,000,000, plus (b) fifty percent (50%) of the sum of Net Income (if positive) earned in each fiscal quarter, commencing with the fiscal quarter ending on September 30, 2006, plus (c) seventy-five percent (75%) of the amount, if any, by which stockholders’ equity of the Company is, in accordance with GAAP, adjusted from time to time as a result of the issuance of any Equity Interests after September 30, 2006, minus (ii) the Executive Equity Repurchase Payment.
     7.07 Limitation on Priority Debt. The Company will not at any time permit Priority Debt to exceed 20% of Consolidated Net Worth as of the end of the most recently ended fiscal quarter of the Company for which financial information is reportable pursuant to Section 6.01(a).
     7.08 Nature of Business. The Company will not, and will not permit any Subsidiary, to engage, in any business if, as a result, the general nature of the business of the Company and its Subsidiaries, taken as a whole, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries, taken as a whole, on the Closing Date as described in the Memorandum.
     7.09 [Reserved.]
     7.10 Permitted Investments. The Company will not make or have, and will not permit any Subsidiary to make or have, any Investments other than:
     (a) Investments in property to be used or consumed in the ordinary course of business;
     (b) current assets (as determined in accordance with GAAP) arising from the sale of goods and services in the ordinary course of business;
     (c) Investments in Subsidiaries or in a Person that, as a result thereof, becomes a Subsidiary;
     (d) Investments not otherwise permitted by this Section 7.10 existing as of the Closing Date that are listed in the attached Schedule 7.10;
     (e) Investments in:
(i) certificates of deposit or banker’s acceptances maturing within one year from the date of acquisition issued by commercial banks organized in the United States or Canada whose capital and surplus exceeds $100,000,000 and whose long-term debt is rated at least “A2” by Moody’s or at least “A” by S&P;
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(ii) commercial paper maturing within 270 days from the date of issuance and rated at least “A1” by Moody’s or “P1” by S&P;
(iii) obligations of or fully guaranteed by the United States of America or an agency thereof maturing within one year from the date of acquisition;
(iv) investments in repurchase agreements fully collateralized with obligations of the type described in clause (iii) with a bank satisfying the requirements of clause (i);
(v) state or municipal securities maturing within one year from the date of acquisition that are rated “AA” or better by S&P or “Aa2” or better by Moody’s or that have received an equivalent rating by another rating agency of recognized national standing;
(vi) auction rate securities (long-term, variable rate bonds tied to short-term interest rates) that are rated “Aaa” by Moody’s or “AAA” by S&P; and
     (f) Investments not included in paragraphs (a) through (e) of this Section 7.10, provided that the aggregate amount of such Investments does not exceed 15% of Consolidated Net Worth at any time.
As of any date of determination, each Investment shall be valued at the greater of:
     (x) the amount at which such Investment is shown on the books of the Company or any of its Subsidiaries (or zero if such Investment is not shown on any such books); and
     (y) either
     (i) in the case of any Guarantee of the obligation of any Person, the amount which the Company or any of its Subsidiaries has paid on account of such obligation less any recoupment by the Company or such Subsidiary of any such payments, or
     (ii) in the case of any other Investment, the excess of (x) the greater of (A) the amount originally entered on the books of the Company or any of its Subsidiaries with respect thereto and (B) the cost thereof to the Company or its Subsidiary over (y) any return of capital (after income Taxes applicable thereto) upon such Investment through the sale or other liquidation thereof or part thereof or otherwise.
     7.11 Indebtedness of Subsidiaries. The Company will not at any time permit any Subsidiary, directly or indirectly, to create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable for, any Indebtedness other than:
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     (a) Indebtedness of a Subsidiary outstanding on the Closing Date and listed on Schedule 5.15 and any extension, renewal or refunding thereof, provided that the principal amount outstanding at the time of such extension, renewal or refunding is not increased;
     (b) Indebtedness of (a) any Subsidiary to any Wholly-Owned Subsidiary, (b) the Company or any Co-Obligor to any Wholly-Owned Subsidiary, (c) Lealand Finance Company B.V. to any Subsidiary (other than any Subsidiary Guarantor) in an aggregate outstanding principal amount not to exceed $50,000,000 at any time and (d) any one or more Co-Obligors to Horton CBI, Limited in the aggregate outstanding principal amount not to exceed $100,000,000; provided, that if either the Company or any Co-Obligor is the obligor on such Indebtedness, such Indebtedness may only be due either the Company or a Co-Obligor and shall be expressly subordinate to the payment in full in cash of the Credit Obligations on terms reasonably satisfactory to the Administrative Agent;
     (c) guaranties by a Subsidiary Guarantor of Indebtedness of the Company;
     (d) Indebtedness under the Credit Agreement outstanding from time to time;
     (e) Indebtedness under the Existing Note Purchase Agreement outstanding from time to time;
     (f) Indebtedness with respect to the Hedging Arrangements pursuant to which the Company or any Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure, and which are non-speculative in nature;
     (g) Indebtedness under the LOC Agreements and guaranties thereof by the Subsidiary Guarantors;
     (h) (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Contingent Obligations of the Company and its Subsidiaries identified as such on Schedule 7.11(h) to this Agreement; (iii) Contingent Obligations (x) incurred by any Subsidiary of the Company to support the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) of any other Subsidiary of the Company in the ordinary course of business, (y) incurred by any Subsidiary of the Company under the Credit Agreement, or (z) with respect to surety, appeal and performance bonds and Performance Letters of Credit obtained by the Company or any Subsidiary in the ordinary course of business; and (iv) Contingent Obligations of the Subsidiary Guarantors under the Subsidiary Guaranty; and
     (i) Indebtedness of a Subsidiary not otherwise permitted by the preceding clauses (a) through (g), provided that immediately before and after giving effect to the incurrence thereof and to the application of the proceeds thereof,
(i) no Default or Event of Default exists, and
(ii) the aggregate amount of all Indebtedness incurred pursuant to this Section 7.11(h) does not exceed 20% of Consolidated Net Worth.
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     7.12 Subsidiary Guaranties. The Company will not permit any Subsidiary to (i) become a borrower or obligor under the Credit Agreement or the Existing Note Purchase Agreement, (ii) become a guarantor of Indebtedness owed to banks or noteholders under the Credit Agreement or the Existing Note Purchase Agreement or (iii) directly or indirectly guarantee any Indebtedness or other obligations of the Company or any Co-Obligor or Chicago Bridge & Iron Company B.V. unless, in each case, such Subsidiary is, or concurrently therewith becomes, a party to the Subsidiary Guaranty.
     7.13 Assets of Non-Guarantor Subsidiaries. The Company will not permit Subsidiaries that are not Subsidiary Guarantors to account for more than 20% of Consolidated Total Assets at any time.
     7.14 Margin Stock. The Company shall not use the Credits or the Term Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock with in the meaning of Regulation U of the FRB.
     7.15 Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an “Event of Default”:
     (a) Non-Payment of Drawing or Principal Amount. The Co-Obligors fail to pay when and as required to be paid herein or in any other Credit Document (i) within five Business Days after the applicable Reimbursement Date of any drawing under any Credit, the amount of such drawing (unless within such five Business Day period a Request for Term Loans has been received pursuant to Section 2.03(b), and such Term Loans are made in accordance with the terms and conditions of Sections 2.03, 4.02 and 4.03 within ten Business Days of the receipt by the Administrative Agent of such Request for Term Loans), or (ii) on the Maturity Date, the aggregate principal amount of any Term Loan outstanding; or
     (b) Non-Payment of Interest and Other Amounts. The Company or any Co-Obligor defaults in the payment of any interest on any Credit-Linked Note or Term Note, any Facility Fee or Fronting Fee due hereunder, any Prepayment Premium due hereunder, or other amount payable hereunder or under any other Credit Document, including any obligation to Cash Collateralize any Credit hereunder, for more than five (5) Business Days after the same becomes due and payable; or
     (c) Specific Covenants. The Company or any Co-Obligor defaults in the performance of or compliance with Sections 6.01(f), or Sections 7.01 through 7.15; or
     (d) Other Defaults. The Company or any Co-Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 8.01) and such default is not remedied within thirty (30) days after the
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earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company or any Co-Obligor receiving written notice of such default from the Administrative Agent or any Lender; or
     (e) Representations and Warranties. Any representation or warranty made in writing by or on behalf of the Company, or any Co-Obligor or any Subsidiary Guarantor or by any officer of the Company, or any Co-Obligor or any Subsidiary Guarantor in this Agreement, the Parent Guaranty, the Subsidiary Guaranty or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
     (f) Cross-Defaults. (i) The Company or any Subsidiary is in default (and all applicable grace periods have expired) (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount in excess of $20,000,000 (any such Indebtedness, “Material Indebtedness”) beyond any period of grace provided with respect thereto or (ii) the Company or any Subsidiary is in default (including any termination event, amortization event, liquidation event or event of default) in the performance of or compliance with any term of any evidence of any Material Indebtedness (and all applicable grace periods have expired) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Material Indebtedness has become, or has been declared, or one or more Persons are entitled to declare such Material Indebtedness to be, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition, which constitutes a breach or default under the documents governing the related Material Indebtedness, the Company or any Subsidiary has become obligated to purchase or repay Material Indebtedness before its scheduled maturity or before its regularly scheduled dates of payment, or (iv) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay any Material Indebtedness, or (v) an event or condition shall occur which results in an “Event of Default” under any Allocated Agreement or (x) any Co-Obligor shall have become obligated to make payment of all or a portion of the obligations under such Allocated Agreement, or (y) the issuer(s) or the lenders under the Allocated Agreement receive any payment (by way of cash collateral or otherwise) with respect of the obligations under the Allocated Agreement without the L/C Issuers and/or the Lenders under this Agreement receiving a pro rata payment with respect to the obligations under this Agreement, provided, that this clause (y) shall not apply to the reimbursement of drawings made under letters of credit within the grace period expressly provided for with respect to reimbursement of drawings under such Allocated Agreement; or
     (g) Failure to Pay Debts; Voluntary Proceedings. The Company, any Co-Obligor or any Subsidiary Guarantor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated
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as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
     (h) Involuntary Proceedings. A court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, any Co-Obligor or any Subsidiary Guarantor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any Co-Obligor or any Subsidiary Guarantor, or any such petition shall be filed against the Company, any Co-Obligor or any Subsidiary and such petition shall not be dismissed within 45 days; or
     (i) Judgments. A final judgment or judgments for the payment of money aggregating $20,000,000 are rendered against one or more of the Company, any Co-Obligor or any Subsidiary Guarantor, which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
     (j) Invalidity of any Guaranty. The Company or any Subsidiary Guarantor fails to make a payment due under the Parent Guaranty or the Subsidiary Guaranty, as applicable, defaults in the performance of or compliance with any other material term contained in the Parent Guaranty or the Subsidiary Guaranty, as applicable, and such default, in the case of a payment default, has not been remedied within the cure period applicable thereto under clauses (a) and (b), above, or in the case of a non-payment default, continues and has not been remedied within 30 days after the earlier of (i) a Responsible Officer obtaining knowledge of such default and (ii) the Company receiving written notice of such default from the Administrative Agent, any L/C Issuer or any Lender, or any of the Guaranties ceases to be in full force and effect as a result of acts taken by the Company, any Co-Obligor or any Subsidiary Guarantor or is declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or the validity or enforceability thereof shall be contested by any of the Company, any Co-Obligor or any Subsidiary Guarantor or any of them renounces any of the same or denies that it has any or further liability thereunder; or
     (k) ERISA. If (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $20,000,000 (iv) the Company or any ERISA Affiliate shall have incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise Tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare
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benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or
     (l) Change in Control. At any time that a Change of Control Event occurs.
     As used in Section 8.01(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare any obligation of any L/C Issuer to make Credit Extensions and the obligations of the Lenders to make Term Loans to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare all amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company and each Co-Obligor;
     (c) require that the Co-Obligors Cash Collateralize the Credit Obligations (other than Advances and Term Loans) (in an amount equal to the sum of the Outstanding Amount thereof plus the Alternative Currency Reserve, if any, as such amounts may vary from time to time); and
     (d) exercise on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, the L/C Issuers and the Lenders under the Credit Documents or applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company or any Co-Obligor under the Bankruptcy Code of the United States, or any other Event of Default specified in Section 8.01(g) or (h) which has the effect of staying actions against the Company or any Co-Obligor, any obligation of the L/C Issuers or the Lenders to make Credit Extensions shall automatically terminate, all unpaid amounts as aforesaid shall automatically become due and payable, and the obligation of the Co-Obligors to Cash Collateralize the Credit Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent, any L/C Issuer or any Lender.
     Thereafter, at the request of the Required Lenders, the Administrative Agent shall (x) withdraw from the Credit-Linked Deposit Account and distribute to the Lenders an amount equal to the excess of the Total Credit-Linked Deposit over the sum of the Outstanding Amount of the Credit Obligations (other than Advances and Term Loans) plus the Alternative Currency Reserve, if any, and (y) subject to, and to the extent of, the Co-Obligors’ compliance with any Cash Collateralization requirements as aforesaid, withdraw from the Credit-Linked Deposit Account and distribute to the Lenders the aggregate amount of any remaining Credit-Linked Deposits to the extent of the amount credited to the Credit-Linked Deposit Account; in each case subject to any notice required pursuant to the Money Market Account Agreement.
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     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the obligations of the L/C Issuers to make Credit Extensions have been automatically terminated and the Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent, the L/C Issuers or the Lenders on account of the Credit Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Credit Obligations constituting fees, indemnities, expenses and other amounts (including interest thereon, Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Credit Obligations constituting fees, indemnities and other amounts (excluding principal, any premium and interest on any Borrowings and any Facility Fee but including interest, if any, on any such fees, indemnities and other amounts) payable to the L/C Issuers and the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Credit Obligations constituting accrued and unpaid Facility Fee, interest on the Borrowings, to the L/C Issuers and ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Credit Obligations constituting unpaid principal of or any premium on the Borrowings, to the L/C Issuers and ratably among the Lenders in proportion to the respective amounts described in this clause Fourth then payable to them;
     Fifth, to the Administrative Agent for the account of the applicable L/C Issuer, to Cash Collateralize that portion of Credit Obligations comprised of the aggregate undrawn amount of Credits to the extent the Co-Obligors have not then complied with their Cash Collateralization requirements; and
     Last, the balance, if any, after all of the Credit Obligations have been paid in full, to the Co-Obligors or as otherwise required by Law.
     Subject to Section 2.01(c), amounts used to Cash Collateralize the aggregate undrawn amount of Credits pursuant to clause Fifth above shall be applied to satisfy drawings under such Credits as they occur. If any amount remains on deposit as Cash Collateral after all Credits have either been fully drawn or expired, such remaining amount shall be applied to the other Credit Obligations, if any, in the order set forth above.
ARTICLE IX
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents (including, without limitation, for the purpose of acting as Guarantied Party under the Guaranties) and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative
8 Year Series C Letter of Credit and Term Loan Agreement

Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly provided in this Article or to the extent of any rights and benefits expressly afforded to a Credit Party by this Article, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Credit Party shall have rights as a third party beneficiary of any of such provisions.
     (b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Credits issued by it and the L/C Issuer Documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) to the extent provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Credits issued by it or proposed to be issued by it and L/C Issuer Documents pertaining to such Credits as fully as if the term “Administrative Agent” as used in this Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally expressly provided herein with respect to such L/C Issuer.
     9.02 Rights of Administrative Agent. The Administrative Agent hereunder in its individual capacity and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law; and
     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Credit Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in
8 Year Series C Letter of Credit and Term Loan Agreement

good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension, or the issuance of a Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Credit Extension or the issuance of such Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company or any Co-Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Non-Reliance on Administrative Agent and the Lenders. Each of the Lenders and L/C Issuers acknowledges that it has, independently and without reliance upon the Administrative Agent or any Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and L/C Issuers also acknowledges that it will, independently and without reliance upon the Administrative Agent or any Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem
8 Year Series C Letter of Credit and Term Loan Agreement

appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each L/C Issuer hereby acknowledges that it has not relied on the Administrative Agent, any Lender or any of their Related Parties (other than as a recipient of legal opinions of counsel to the Administrative Agent delivered pursuant to Section 4.01(a)(vi)) with respect to any bank or other regulatory Laws relating to the transactions contemplated hereby. Except for notices, reports, and other documents expressly required to be furnished to the L/C Issuers and the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any L/C Issuer or Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of it or any of its Related Parties.
     9.07 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Sole Lead Arranger and the Joint Book Managers as listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except as set forth in the BAS/BofA Fee Letter.
     9.08 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, premiums, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a L/C Issuer, a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
     9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as an L/C Issuer under this Agreement; provided, however, the Administrative Agent may not resign if (i) it is the L/C Issuer of any outstanding Credits under this Agreement or (ii) any Credit-Linked Deposits of any Lender exist. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Company at all times other than during the existence of any Default or Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders with the consent of such Lender. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s
8 Year Series C Letter of Credit and Term Loan Agreement

appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all duties of Administrative Agent hereunder until such time if any, as the Required Lenders appoint a successor agent as provided for above.
     9.10 Taxes. The Administrative Agent may, without redundancy, withhold any Taxes required to be deducted and withheld from any payment under any of the Credit Documents with respect to which the Co-Obligors are not required to pay additional amounts or indemnify any L/C Issuer or any Lender under any Credit Document. If any Governmental Authority asserts that the Administrative Agent did not properly deduct or withhold any Tax or other amount from payments made to or for the account of any L/C Issuer or any Lender, such L/C Issuer or such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any Taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including reasonable Attorney Costs) of the Administrative Agent. The obligation of the L/C Issuers and the Lenders under this Section shall survive the termination of the Credit-Linked Deposits, repayment of all Credit Obligations and all other amounts due hereunder and under any other Credit Document and the resignation or replacement of the Administrative Agent.
     9.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to a Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan or Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on a Credit Party) shall be entitled and empowered to, by intervention in such proceeding or otherwise, and, if requested by the Required Lenders, shall:
     (a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and
     (b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
     and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such
8 Year Series C Letter of Credit and Term Loan Agreement

payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.
     9.12 Guaranty Matters. Each Lender hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.12.
ARTICLE X
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Credit Document (other than L/C Issuer Documents to the extent permitted by Section 2.01(b)), and no consent to any departure by the Company or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
     (b) extend the Maturity Date or increase the Credit-Linked Deposit of any Lender (or reinstate any obligation to make Credit Extensions terminated pursuant to Section 8.02 in which such Lender participates) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Credit Document (other than L/C Issuer Documents to the extent permitted by Section 2.01(b)) for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document (other than L/C Issuer Documents to the extent permitted by Section 2.01(b)) without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Borrowing, or (subject to clause (iii) of the proviso below) any fees or other amounts payable hereunder or under any other Credit Document (other than L/C Issuer Documents to the extent permitted by Section 2.01(b)); provided, however, that only the consent of the Required Lenders shall be
8 Year Series C Letter of Credit and Term Loan Agreement

necessary to amend the definition of “Default Rate,” the amount of any increase in the Applicable Rate pursuant to the definition thereof during the existence of any Event of Default, or the interest rate applicable from time to time to Borrowings under Section 2.04(a)(ii), or to waive any obligation of the Co-Obligors to pay interest at the Default Rate or at the rate set forth in Section 2.04(a)(ii), or to increase the Applicable Rate during the existence of an Event of Default;
     (e) change Section 2.08 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section 10.01, or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     (g) change the definitions of “Alternative Currency” without the consent of each Lender; or
     (h) release the Company or any Subsidiary from any of the guaranteed obligations under any of the Guaranties without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, modify or waive any provision of Section 2.01(a) (including defined terms used therein) or otherwise affect the rights or duties of the L/C Issuers under this Agreement or any L/C Issuer Document relating to any Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; (iii) the Fronting Fee Letters and the BAS/BofA Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto; and (iv) the Administrative Agent shall not agree to any amendment or waiver of any provision of any Allocation Agreement nor consent to any departure therefrom by any party unless the same shall be in writing and signed by the Administrative Agent for itself and on behalf of the Lenders at the direction or with the consent of the Required Lenders.
     Notwithstanding anything to the contrary in the foregoing Section 10.01, if the Credit Agreement is amended to exempt the Co-Obligors from the restrictions of Section 7.3(A) thereof, and provided that no Event of Default then exists and the Company delivers the notice and Officer’s Certificate discussed below, then effective upon delivery of such notice and Officer’s Certificate, Sections 7.07 and 7.11 of this Agreement will be deemed automatically modified to exempt Indebtedness of Co-Obligors. If the Credit Agreement is modified as described in the preceding sentence, the Company may deliver to each holder of Notes a notification of such amendment, and the resulting automatic amendment of Sections 7.07 and 7.11, which notice shall be accompanied by an Officer’s Certificate certifying that (i) no Event of Default then exists and (ii) such Officer’s Certificate attaches a true and correct copy of the amendment to the Credit Agreement referenced in such notice.
8 Year Series C Letter of Credit and Term Loan Agreement

     10.02 Notices and Other Communications; Facsimile Copies.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to the Company, the Co-Obligors, the Administrative Agent or any L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
          (ii) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified on Schedule A.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, any L/C Issuer, the Co-Obligors’ Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE
8 Year Series C Letter of Credit and Term Loan Agreement

ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Co-Obligor, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Co-Obligor’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Co-Obligor, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Credit Parties, the Administrative Agent and the L/C Issuers may change its address, facsimile number, email address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, facsimile number, email address or telephone number for notices and other communications hereunder by notice to the Co-Obligors’ Agent, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and email address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent, the L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Company or any Co-Obligor even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Co-Obligors jointly and severally agree to indemnify the Administrative Agent, the L/C Issuers, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company or any Co-Obligor; provided, however, that the Co-Obligors shall not be liable for payment to any such Person to the extent such losses, costs, expenses and liabilities are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s own gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right,
8 Year Series C Letter of Credit and Term Loan Agreement

remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
     10.04 Expenses; Indemnity. (a) Costs and Expenses. The Co-Obligors jointly and severally agree (i) to pay or reimburse each of the Administrative Agent, each L/C Issuer, BAS (in its capacity as an Arranger) and special counsel for the Lenders for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Credit Documents and to pay or reimburse each of the Administrative Agent, BAS (in its capacity as Arranger), each L/C Issuer and each Lender for all reasonable costs and expenses incurred in connection with any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), including without limitation any out-of-pocket costs and expenses incurred in connection with the transactions contemplated by Section 10.17 of this Agreement, and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable attorneys’ fees, expenses and disbursements (and, with respect to the L/C Issuers and the Administrative Agent, the allocated costs of internal legal counsel and the expenses and disbursements of internal counsel), but excluding any such costs, expenses, attorneys’ fees, and disbursements of the L/C Issuers and the Administrative Agent in connection with the transactions contemplated in Section 10.17 resulting from a Deposit Account Interest Non-Payment Event; and (ii) to pay or reimburse the Administrative Agent, each L/C Issuer and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Credit Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and Taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent, any L/C Issuer or any Lender.
     (b) Indemnification by the Co-Obligors. The Co-Obligors jointly and severally agree to indemnify the Administrative Agent (and any sub-agent thereof), BAS, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable Attorney Costs of any Indemnitee), of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Indemnitee or asserted against any Indemnitee by any third party or by any Credit Party in any way relating to, arising out of, in connection with, or as a result of (before or after the Closing Date) (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, including without limitation the transactions contemplated by Section 10.17 of this Agreement but excluding any such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of the
8 Year Series C Letter of Credit and Term Loan Agreement

L/C Issuers and the Administrative Agent in connection with the transactions contemplated in Section 10.17 resulting from a Deposit Account Interest Non-Payment Event, (b) any Credit-Linked Deposit, Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Credit), or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by any Co-Obligor against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder, if such Co-Obligor has obtained a final, non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. No Indemnitee shall be liable for any indirect, special, punitive or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). Notwithstanding the foregoing, no Co-Obligor shall be liable for any indirect, special, punitive or consequential damages claimed by an Indemnitee in connection with the transactions contemplated by Section 10.17 of this Agreement (other than such damages claimed by an Indemnitee as a result of such damages being claimed against such Indemnitee by a third party). All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor.
     (c) Reimbursement by Lenders. To the extent that a Credit Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent in such capacity (or any sub-agent thereof), the Affiliates of the Administrative Agent (to the extent such Affiliates are acting for the Administrative Agent in such capacity), or any other Related Parties of the Administrative Agent (pursuant to the express authorization of, or by express delegation from the Administrative Agent in connection with its duties as Administrative Agent) in connection with this Agreement, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any such Affiliate or any such Related Party, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, so long as that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any such Affiliate or any such Related Party; provided, however, that with respect to Indemnified Liabilities arising in connection with an Allocated Letter of Credit, the obligation of the Lenders under this Section 10.4(c) shall be limited to only those Indemnified Liabilities which are directly allocable to the Allocated Share thereof. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.08(c). Notwithstanding the foregoing, (a) no Lender shall be obligated to reimburse or indemnify the Administrative Agent (or any such sub-agent), any such Affiliate or any such Related Party in
8 Year Series C Letter of Credit and Term Loan Agreement

respect of the transactions contemplated by Section 10.17 resulting from a Deposit Account Interest Non-Payment Event, and (b) no Lender shall be obligated to reimburse or indemnify BAS or to reimburse or indemnify the L/C Issuers (other than from the Credit-Linked Deposits as provided in Section 2.01(c)).
     (d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.
     (e) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Credit-Linked Deposits and the repayment, satisfaction or discharge of all the other Credit Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Co-Obligors is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each L/C Issuer and each Lender severally agree to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Credit-Linked Deposits and the repayment, satisfaction or discharge of all the other Credit Obligations.
     10.06 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any of the Co-Obligors may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each L/C Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
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     (b) Any Lender may at any time assign to another Lender or to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Credit-Linked Deposit and Credit Obligations at the time owing to it); provided that unless such assignment is to another Lender (i) upon such assignment, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Credit-Linked Deposit and Credit Obligations, the aggregate principal amount of the Credit-Linked Deposit and Credit Obligations held by the assignee, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and the Co-Obligors’ Agent consents in writing (each such consent not to be unreasonably withheld or delayed, and in the case of the Co-Obligors’ Agent, which consent shall not be required if an Event of Default exists and has continued for more than 10 Business Days); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Credit Obligations and the Credit-Linked Deposit assigned; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and shall be bound by any Allocation Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 3.03, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Co-Obligors jointly and severally agree (at their expense) to execute and deliver a Credit-Linked Note and one or more Term Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a Participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.
     (c) The Administrative Agent, acting solely for this purpose as an agent of the Co-Obligors and the Co-Obligors’ Agent, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Credit-Linked Deposit of, and amounts of the Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Company, the Co-Obligors, Administrative Agent, the L/C Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Upon the receipt of an Assignment and Assumption, Administrative Agent shall provide Co-Obligor’s Agent notice of such assignment. The Register shall be available for inspection by the Co-Obligors’ Agent, any L/C Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material
8 Year Series C Letter of Credit and Term Loan Agreement

or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.
     (d) Any Lender may at any time, without notice to or the consent of the Administrative Agent but with prior notice to and the written consent of the Co-Obligors’ Agent (such consent not to be unreasonably withheld or delayed and which consent shall not be required if an Event of Default exists and has continued for more than 10 Business Days), sell participations to any Person (other than a natural person or any Co-Obligor, the Co-Obligors’ Agent or any of the Company’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Credit-Linked Deposit and/or such Lender’s Term Loans and/or Participations in Credit Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Co-Obligors, the Co-Obligors’ Agent, the Administrative Agent, the L/C Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section 10.06, the Company and the Co-Obligors agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 3.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.09 as though it were a Lender.
     (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Co-Obligors’ Agent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Co-Obligors’ Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Co-Obligors, to provide Tax Forms as though it were a Lender.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the
8 Year Series C Letter of Credit and Term Loan Agreement

Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) The Credit-Linked Deposit funded by any Lender under Section 2.01(c)(ii) shall not be released in connection with any assignment of its Credit-Linked Deposit, but shall instead be purchased by the relevant assignee and continue to be held for application (if not already applied in accordance with the terms of Section 2.01(c)(ii) or 2.03) pursuant to Section 2.01(c)(ii) in respect of such assignee’s obligations under the Credit-Linked Deposit assigned to it.
     10.07 Confidentiality. For the purposes of this Section 10.07, “Confidential Information” means information delivered to the Administrative Agent, L/C Issuers or the Lenders by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, provided that such term does not include information that (a) was publicly known or otherwise known to the Administrative Agent, L/C Issuers, the Lenders, any of their directors, officers, employees, agents, attorneys, trustees or Affiliates (collectively the “Relevant Individuals”) on a non-confidential basis prior to the time of such disclosure other than pursuant to any breach of this Section 10.07, or (b) subsequently becomes publicly known through no act or omission by any other Relevant Individual, (c) otherwise becomes known to any of the Relevant Individuals other than through disclosure by the Company or any Subsidiary or other than pursuant to any breach of this Section 10.07, or (d) constitutes financial statements delivered under Section 6.01 that are otherwise publicly available. The Administrative Agent, L/C Issuers and the Lenders will maintain (and be responsible for causing the other Relevant Individuals to maintain) the confidentiality of such Confidential Information in accordance with their own respective procedures adopted by in good faith to protect confidential information of third parties delivered to them, provided that the Relevant Individuals may deliver or disclose Confidential Information to (i) their directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Credit-Linked Notes or Term Notes) and such Persons comply with the provisions of this Section 10.07 with respect to such Confidential Information, (ii) their financial advisors and other professional advisors who agree to hold confidential the Confidential Information in accordance with the terms of this Section 10.07, (iii) any holder of any Credit-Linked Note or Term Note, (iv) any Institutional Investor to which it sells or offers to sell a Credit-Linked Note or Term Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 10.07), (v) any Person from which a Relevant Individual offers to purchase any security of the Company or any of the Co-Obligors (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 10.07), (vi) any regulatory authority requesting such information, (vii) the National Association of Insurance Commissioners (the “NAIC”) or the Securities Valuation Office of the NAIC or any successor thereof, any similar organization or any nationally recognized rating agency that requires access to information about the Administrative Agent, the L/C Issuers or the Lenders’ investment portfolio, (viii) any other Person to which delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to the Administrative Agent, the L/C Issuers or any Lender (x) in response to any subpoena or other legal process, (y)
8 Year Series C Letter of Credit and Term Loan Agreement

in connection with any litigation to which the Administrative Agent, the L/C Issuers or the Lenders is a party, or (z) if an Event of Default has occurred and is continuing, to the extent the Administrative Agent, an L/C Issuer or a Lender may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of its rights and remedies under this Agreement, (xi) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Credit Parties, (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 10.07, (x) to any Person with the consent of the Co-Obligors’ Agent. In addition, the Administrative Agent, the L/C Issuers and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the L/C Issuers and the Lenders in connection with the administration and management of this Agreement, the other Credit Documents, the Credit-Linked Deposits, and the Credit Extensions; provided that the Administrative Agent, the L/C Issuers and the Lenders shall not identify any of the Credit Parties (or disclose any fact that would reasonably be expected to enable the recipient to determine the identity of either of the Credit Parties) or make available any financial statements with respect to the Company and its Subsidiaries and Affiliates or other information with respect to their financial condition or business in connection with any such disclosure, without the prior written consent of the Co-Obligors’ Agent. Each holder of a Credit-Linked Note or Term Note, by its acceptance of the respective note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 10.07 as though it were a party to this Agreement. On reasonable request by the Co-Obligors’ Agent in connection with the delivery to any holder of a Credit-Linked Note or Term Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Co-Obligors’ Agent embodying the provisions of this Section 10.07.
     10.08 Set-off. In addition to any rights and remedies of the L/C Issuers and the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each of the L/C Issuers and the Lenders is authorized at any time and from time to time, without prior notice to the Co-Obligors’ Agent or any other Credit Party, any such notice being waived by the Co-Obligors’ Agent (on its own behalf and on behalf of each Credit Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final in whatever currency) at any time held by, and other indebtedness (in whatever currency) at any time owing by, such L/C Issuer or such Lender to or for the credit or the account of the respective Credit Parties against any and all Credit Obligations and all other amounts due hereunder and owing to such L/C Issuer or such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent, such L/C Issuer or such Lender shall have made demand under this Agreement or any other Credit Document and although such Credit Obligations and other amounts may be contingent or unmatured or denominated in a currency different than that of the applicable deposit or indebtedness. Each Lender or each L/C Issuer, as the case may be, agrees promptly to notify the Co-Obligors’ Agent and the Administrative Agent after any such set-off and application made by such L/C Issuer or such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
8 Year Series C Letter of Credit and Term Loan Agreement

     10.09 Representations and Warranties of Each Lender. Each Lender (for itself, and not for any other Lender) represents and warrants to the L/C Issuers, the Co-Obligors and the Co-Obligors’ Agent:
     (a) Purchase for Investment. Such Lender is an institutional “accredited investor” within the meaning of subparagraphs (1), (2), (3) or (7) of Rule 501(a) promulgated under the Securities Act. Such Lender represents that it is purchasing its Participation in this Agreement, its Credit-Linked Note and its Term Notes, if any, for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Such Lender understands that the Credit-Linked Notes and Term Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the L/C Issuers, the Administrative Agent, the Co-Obligors and the Company are not required to register the Credit-Linked Notes and Term Notes.
     (b) Source of Funds. Such Lender represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by it to pay the purchase price of its Participation in this Agreement:
          (i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Lender’s state of domicile; or
          (ii) the Source is a separate account that is maintained solely in connection with such Lender’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
          (iii) the Source is either (A) an insurance company pooled separate account, within the meaning of PTE 90-1 or (B) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Lender to the L/C Issuers and the Co-Obligors’ Agent in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
8 Year Series C Letter of Credit and Term Loan Agreement

          (iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the L/C Issuers or the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the L/C Issuers and the Co-Obligors’ Agent in writing pursuant to this clause (iv); or
          (v) the Source constitutes assets of one or more “plans” (within the meaning of Part IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d)(3) of the INHAM Exemption) owns a 5% or more interest in the L/C Issuers or the Company and (A) the identity of such INHAM and (B) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the L/C Issuers and the Co-Obligors’ Agent in writing pursuant to this clause (v); or
          (vi) the Source is a governmental plan; or
          (vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the L/C Issuers and the Co-Obligors’ Agent in writing pursuant to this clause (vii); or
          (viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
     As used in this Section 10.09(b), the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
     (c) Authorization; Enforceability. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of such Lender. This Agreement has been duly executed and delivered by such Lender and is the legally valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
     (d) Adequate Information about the Company and the Co-Obligors. Each Lender represents that its has received or otherwise had access to all levels of management of the Company and the Co-Obligors and to all other information regarding the business, properties,
8 Year Series C Letter of Credit and Term Loan Agreement

operations, results of operations and condition (financial and otherwise) of the Co-Obligors, the Company and its Affiliates and its Subsidiaries of the character its considers necessary or desirable in order to make an informed investment decision with respect to its Participation in this Agreement.
     10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.
     10.11 Integration. This Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the L/C Issuers or the Lenders in any other Credit Document shall not be deemed a conflict with this Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each L/C Issuer and each Lender, regardless of any investigation made by the Administrative Agent, any L/C Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue to survive as long as any Credit Obligation or any other Credit Obligation shall remain unpaid or unsatisfied or any Credit shall remain outstanding.
     10.13 Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.14 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
8 Year Series C Letter of Credit and Term Loan Agreement

     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND THE CO-OBLIGORS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY AND THE CO-OBLIGORS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE COMPANY AND THE CO-OBLIGORS WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
     10.15 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     10.16 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or any L/C Issuer could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Co-Obligor in respect of any such sum due from it to the Administrative Agent, the L/C Issuers or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or any L/C Issuer of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such L/C Issuer may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any L/C Issuer or any Lender from the Co-Obligors in the Agreement Currency, the Co-Obligors jointly and severally agree, as a separate obligation and
8 Year Series C Letter of Credit and Term Loan Agreement

notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, any L/C Issuer or any Lender in such currency, the Administrative Agent, such L/C Issuer or such Lender, as applicable, agrees to return the amount of any excess to the Co-Obligors (or to any other Person who may be entitled thereto under applicable law).
     10.17 Credit Rating Downgrade Event or Deposit Account Interest Non-Payment Event. (a) For purposes of this Section 10.17, (i) the term “Credit Rating Downgrade Event” means that the credit ratings established by S&P and Moody’s with respect to the senior, unsecured long-term, non-credit enhanced debt securities (“Long-Term Debt”) of Bank of America have been lowered below “A” by S&P and below “A2” by Moody’s or that the Long-Term Debt of Bank of America has ceased to be rated by S&P and Moody’s for a period of more than ten (10) consecutive Business Days, in each case as evidenced by the public announcement thereof; provided that if the credit ratings established for the Long-Term Debt of Bank of America by either S&P or Moody’s are unavailable for any reason, the rating established by the other rating agency shall be used for purposes of this Section 10.17; and (ii) the term “Deposit Account Interest Non-Payment Event” means that an interest payment in respect of the Credit-Linked Deposits payable pursuant to Section 2.01(m)(i) shall not have been made by Bank of America and distributed by the Administrative Agent to the Lenders pursuant to Section 2.01(m)(i) within five (5) Business Days of when due.
     (b) In the event that a Credit Rating Downgrade Event or a Deposit Account Interest Non-Payment Event has occurred and is continuing, the Required Lenders may, by notice to the Administrative Agent and the Co-Obligors’ Agent (each a “Required Notice”), identify the Credit Rating Downgrade Event or Deposit Account Interest Non-Payment Event which then exists, and request that either of the following actions be taken, and upon such request the Co-Obligors, the Company, the Administrative Agent, the L/C Issuers and the Lenders agree to use commercially reasonable efforts to cause such action to be taken:
          (i) A new deposit account (the “New Account”) shall be opened by the Administrative Agent at a bank which has a credit rating of at least “AA-” from S&P and “Aa3” from Moody’s (the “New Depository Bank”). The New Depository Bank, the Administrative Agent, the L/C Issuers, the Co-Obligors, the Company and the Lenders shall execute such documents as may be reasonably necessary or appropriate so that the L/C Issuers are granted by the Administrative Agent and the Lenders a first priority perfected security interest in the New Account. Upon execution and delivery of such documents (including customary legal opinions), and evidence reasonably satisfactory to the L/C Issuers of perfection with first priority of such security interest, all funds then held in the Credit-Linked Deposit Account shall be transferred in Same Day Funds to the New Depository Bank for credit to the New Account. Thereafter, the New Account shall be deemed to be the “Credit-Linked Deposit Account” under this Agreement and the provisions of this Agreement relating to the Credit-Linked Deposit Account shall apply mutatis mutandis to the New Account. Except for the transfer of the Credit-Linked Deposit Account as provided above, the rights of the Administrative Agent, on behalf of the L/C Issuers and the Lenders, in and to the Credit-Linked Deposit Account hereunder shall remain unchanged and in full force and effect.
8 Year Series C Letter of Credit and Term Loan Agreement

          In the event that the interest payable by the New Depository Bank on the funds on deposit in the New Account is less than the interest set forth in Section 2.01(m)(i) of this Agreement with respect to the Total Credit-Linked Deposit, then the Co-Obligors jointly and severally agree to pay such additional amounts at such times as may be required so that the Lenders receive no less than the interest payable under Section 2.01(m)(i), at the times set forth in Section 2.01(m)(i).
          The parties to this Agreement shall execute and deliver an amendment to this Agreement and such other documents as may be reasonably required to accomplish the foregoing. Notwithstanding anything to the contrary in this Section 10.17(b)(i), the documentation, terms and conditions utilized to establish and grant a security interest in the New Account and the other documentation (including legal opinions) and actions contemplated herein (including any amendment of this Agreement) shall be reasonably satisfactory in form and substance to the Co-Obligors’ Agent, each L/C Issuer, the Administrative Agent and each Lender.
          or
          (ii) The Administrative Agent and the Lenders shall cause to be established, and beneficially owned by the Lenders, a trust (the “Trust”) which shall in turn establish a securities account (the “Securities Account”) at a securities intermediary (the “Securities Intermediary”) having a credit rating of at least “AA-” from S&P and at least “Aa3” from Moody’s. The Securities Intermediary, the Administrative Agent, the L/C Issuers, the Co-Obligors, the Company and the Lenders shall execute such documents as may be reasonably necessary or appropriate so that the L/C Issuers are granted by the Trust, the Administrative Agent and the Lenders, as appropriate, a first priority perfected security interest in the Securities Account. Upon execution and delivery of such documents (including customary legal opinions), and evidence reasonably satisfactory to the L/C Issuers of perfection with first priority of such security interest, all funds then held in the Credit-Linked Deposit Account shall be transferred in Same Day Funds to the Securities Intermediary for credit to the Securities Account. Such funds shall be invested in such LIBOR-based short-term debt investments, having a credit rating of at least “AA-” from S&P and at least “Aa3” from Moody’s as may be reasonably agreed upon by the Required Lenders, the Administrative Agent, the L/C Issuers and the Co-Obligors’ Agent. Thereafter, the Securities Account shall be deemed to be the “Credit Linked Deposit Account” under this Agreement and the provisions of this Agreement relating to the Credit-Linked Deposit Account shall apply mutatis mutandis to the Securities Account. Except for the transfer of funds from the Credit-Linked Deposit Account to the Securities Account as provided above, the rights of the Administrative Agent, on behalf of the L/C Issuers and the Lenders, in and to the Securities Account hereunder shall remain unchanged and in full force and effect.
          In the event that the interest payable with respect to the investments in the Securities Account is less than the interest set forth in Section 2.01(m)(i) with respect to the Total Credit-Linked Deposit, then the Co-Obligors jointly and severally agree to pay such additional amounts at such times as may be required so that the Lenders receive no less than the interest payable under Section 2.01(m)(i), at the times set forth in Section 2.01(m)(i).
8 Year Series C Letter of Credit and Term Loan Agreement

          The parties to this Agreement shall execute and deliver an amendment to this Agreement and such other documents as may be reasonably required to accomplish the foregoing. Notwithstanding anything to the contrary in this Section 10.17(b)(ii), the documentation, terms and conditions utilized to establish the Trust and Securities Account and to grant a security interest in and to the Security Account and the other documentation (including legal opinions) and actions contemplated herein (including any amendment of this Agreement) shall be reasonably satisfactory in form and substance to the Co-Obligors’ Agent, each L/C Issuer, the Administrative Agent and each Lender.
          (iii) The Co-Obligors’ Agent hereby agrees to use commercially reasonable efforts from time to time to inform the Administrative Agent, which shall promptly inform the Lenders upon receipt of such information, of the status of the transactions contemplated in Sections 10.17(b)(i) or (ii), as applicable. In the event that neither of the transactions contemplated in subsections (i) or (ii) above, or transactions substantially similar to the transactions in such sections, are consummated in form and substance reasonably satisfactory to the L/C Issuers, the Administrative Agent, the Co-Obligors’ Agent and each Lender within 180 days (or such shorter period as the Co-Obligors’ Agent and the Required Lenders may mutually agree) after the receipt by the Co-Obligors’ Agent of a Required Notice, then the Required Lenders may, by notice to the Administrative Agent, terminate the credit facility established under Section 2.01. The Required Lenders may, within 150 days of issuing a Required Notice, provide the Co-Obligors’ Agent written notice of their election to retract such Required Notice, but shall have no right to retract the Required Notice after such 150 day period. Upon delivery of a notice of retraction, the actions required by Section 10.17(b)(i) or (ii) shall no longer be required to be taken in connection with the event described in the Required Notice. After delivery of a retraction notice or in the event the credit facility is not terminated at the end of the 180 day period, the Required Lenders may not deliver another Required Notice under this Section 10.17 unless the credit ratings from S&P or Moody’s on the Long-Term Debt of Bank of America are further lowered. Upon such termination, all funds then or at any time thereafter held in the Credit-Linked Deposit Account in excess of the sum of the then Outstanding Amount of all Credit Obligations (other than Advances and Term Loans) plus the Alternative Currency Reserve, if any, shall be withdrawn from the Credit-Linked Deposit Account by the Administrative Agent and distributed by the Administrative Agent to each Lender in accordance with its Pro Rata Share, subject to any notice required pursuant to the Money Market Account Agreement; provided that the Co-Obligors’ Agent may, pursuant to Section 2.03(b), request that the Lenders make Term Loans as provided in Section 2.03(b)(i); and with respect to all Term Loans (whether then outstanding or thereafter made), the restriction that Term Loans cannot be prepaid until after the third anniversary of the Closing Date and any required payment of the Prepayment Premium, if any, set forth in Section 2.03(b)(vi) shall continue to apply.
     10.18 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to the paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Credit Obligations or, if it exceeds such unpaid principal, refunded to the Co-Obligors. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender
8 Year Series C Letter of Credit and Term Loan Agreement

exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Credit Obligations hereunder.
     10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Company and Co-Obligors acknowledge and agree that (except, with respect to clauses (ii) and (iii) below, as expressly set forth in any other engagement agreement between the Company and/or any of its Affiliates, on the one hand, and the Administrative Agent or the Arranger, on the other hand): (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Company and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and each of the Company and the Co-Obligors is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Co-Obligor, the Company or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company or any Co-Obligor with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or the Arranger have advised or are currently advising any Co-Obligor, the Company or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to any Co-Obligor, the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Co-Obligors, the Company and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Company and the Co-Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. The Company and the Co-Obligors hereby waive and release, to the fullest extent permitted by law, any claims that the Company or such Co-Obligor may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
     10.20 USA Patriot Act Notice. Each Lender and L/C Issuer that is subject to the USA Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Co-Obligors’ Agent that pursuant to the requirements of the
8 Year Series C Letter of Credit and Term Loan Agreement

USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Company and the Co-Obligors, which information includes the name and address of the Company and the Co-Obligors and other information that will allow such Lender, such L/C Issuer or Administrative Agent, as applicable, to identify the Company and the Co-Obligors in accordance with the USA Patriot Act.
     10.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     10.22 Tax Forms. Unless not legally entitled to do so:
     (a) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and, where applicable, entitling it to an exemption from, or reduction of, withholding Tax on all payments to be made to such Foreign Lender by the Co-Obligors pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Co-Obligors pursuant to this Agreement) or such other evidence reasonably requested by and reasonably satisfactory to the Company and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding Tax, including any exemption pursuant to the portfolio interest provisions of Section 871(h) or Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) at the reasonable request of the Company and/or the Administrative Agent, promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) or, if necessary, such other documentation as may then be available under then current United States laws and regulations, and as do not require the disclosure of information that the Administrative Agent, such L/C Issuer or such Lender, as the case may be and in each case in its reasonable discretion, deems to be confidential or proprietary, to establish that such Foreign Lender, where applicable, is entitled to an exemption from, or reduction of, U.S. withholding Tax, including any exemption pursuant to the portfolio interest provisions of Section 871(h) or Section 881(c) of the Code, and (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
     (b) Upon the reasonable request of the Company or the Administrative Agent, the Issuer and each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9.
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8 Year Series C Letter of Credit and Term Loan Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

CHICAGO BRIDGE & IRON COMPANY N.V.,
as Co-Obligors’ Agent and in its individual capacity

By: Chicago Bridge & Iron Company B.V., as its Managing Directo		r

By:	/s/ Ronald A. Ballschmiede
Name: Ronald A. Ballschmiede
Title: Managing Director

CO-OBLIGORS:

CHICAGO BRIDGE & IRON COMPANY (DELAWARE)

By:	/s/ Luciano Reyes
Name: Luciano Reyes Title: Vice President and Treasurer

CBI SERVICES, INC.

By:	/s/ Terrence G. Browne
Name: Terrence G. Browne
Title: Treasurer

CB&I CONSTRUCTORS, INC.

By:	/s/ Luciano Reyes
Name: Luciano Reyes Title: Vice President and Treasurer

CB&I TYLER COMPANY

By:	/s/ Luciano Reyes
Name: Luciano Reyes
Title: Treasurer
8 Year Series C Letter of Credit and Term Loan Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Dora A. Brown
Name: Dora A. Brown Title: Vice President
8 Year Series C Letter of Credit and Term Loan Agreement

BANK OF AMERICA, N.A., as L/C Issuer

By:	/s/ Robert W. Troutman
Name: Robert W. Troutman
Title: Managing Director
8 Year Series C Letter of Credit and Term Loan Agreement

JPMORGAN CHASE BANK, N.A., as L/C Issuer

By:	/s/ H. David Jones
Name: H. David Jones Title: Vice President
8 Year Series C Letter of Credit and Term Loan Agreement

LENDERS:

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY
By Delaware Investment Advisers, a series of
Delaware Management Business Trust, Attorney in Fact

By:	/s/ Frank G. LaTorraca
Name: Frank G. LaTorraca Title: Vice President

JEFFERSON-PILOT LIFE INSURANCE COMPANY
By Delaware Investment Advisers, a series of
Delaware Management Business Trust, Attorney in Fact

By:	/s/ Frank G. LaTorraca
Name: Frank G. LaTorraca Title: Vice President
8 Year Series C Letter of Credit and Term Loan Agreement

TRANSAMERICA OCCIDENTAL LIFE

By:	/s/ Bill Henricksen
Name: Bill Henricksen
Title: Vice President
8 Year Series C Letter of Credit and Term Loan Agreement

HARTFORD LIFE INSURANCE COMPANY
By: Hartford Investment Management Company,
its Agent and Attorney-in-Fact

By:	/s/ Matthew J. Poznar
Name: Matthew J. Poznar Title: Vice President
8 Year Series C Letter of Credit and Term Loan Agreement

PACIFIC LIFE INSURANCE COMPANY (NOMINEE MAC & CO)

By:	/s/ Diane W. Dales
Name: Diane W. Dales Title: Assistant Vice President

By:	/s/ Cathy L. Schwartz
Name: Cathy L. Schwartz Title: Assistant Secretary
8 Year Series C Letter of Credit and Term Loan Agreement